     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 30, 1997
                                                           REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ________________
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                ________________
                            SUMMIT BANK CORPORATION
             (Exact name of registrant as specified in its charter)

           GEORGIA                          6711                  58-1722476
       (State or other          (Primary Standard Industrial   (I.R.S. Employer
jurisdiction of incorporation)  Classification Code Number)   Identification No.)

                          4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341
                                 (770) 454-0400
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                GARY K. MCCLUNG
                            SUMMIT BANK CORPORATION
                          4360 CHAMBLEE-DUNWOODY ROAD
                             ATLANTA, GEORGIA 30341
                                 (770) 454-0400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                                   COPIES TO:
                               JEFFREY A. ALLRED
                              W. THOMAS CARTER III
                               ALSTON & BIRD LLP
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000
     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                           _________________________
                        CALCULATION OF REGISTRATION FEE

   Title of Each Class of     Amount to be   Proposed Maximum     Proposed Maximum       Amount of
Securities to be Registered    Registered   Price Per Share (1)  Aggregate Price (1)  Registration Fee
Common Stock, $.01 par value    463,235           $10.00            $4,632,350.00         $1,404.00
============================  ============  ===================  ===================  ================

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.
                          ___________________________
       The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.



                                                          SUBJECT TO COMPLETION,
                                                            DATED APRIL 30, 1997



                            SUMMIT BANK CORPORATION

                         463,235 Shares of Common Stock
                       Issuable upon Exercise of Warrants


     Summit Bank Corporation (the "Company" or "Summit") hereby offers 463,235 shares of its $.01 par value common stock ("Common Stock" or "Shares") upon exercise of 463,235 warrants ("Warrants") at a price of $10.00 per Share (the "Exercise Price") in accordance with the terms of those certain outstanding Warrant Agreements by and between the Company and the holders of the Warrants (the "Warrant Holders").

     THE COMMON STOCK OFFERED HEREBY INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" ON PAGE 5.

     The Shares are listed on The Nasdaq Stock Market's National Market under the symbol "SBGA."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



------------------------------------------------------------------------------------------
                                                     Underwriting
                                                      Discounts            Proceeds
                                Price to Public     and Commissions     to the Company (2)
------------------------------------------------------------------------------------------
Per Share for Company Warrants  $       10.00(1)        $0              $       10.00

------------------------------------------------------------------------------------------
Total(3)                        $   4,632,350           $0              $   4,632,350
------------------------------------------------------------------------------------------

-----------------------

(1)  Calculated using the Exercise Price of $10.00 per Share.
(2) Before deducting expenses payable by the Company, estimated to be $33,604.
(3)  Based on 463,235 outstanding Warrants.

     No person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company since the date hereof or that any information contained or incorporated by reference herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to purchase any securities other than the Shares to which it relates or an offer to any person in any jurisdiction where such offer or solicitation is not authorized or would be unlawful.

                 The date of this Prospectus is April __, 1997.

                               TABLE OF CONTENTS

                                                                   PAGE
                                                                   ----
SUMMARY ........................................................    1
  The Company ..................................................    1
  The Offering .................................................    1
  Risk Factors .................................................    2
  Selected Consolidated Financial Data .........................    3

RISK FACTORS ...................................................    4

THE COMPANY ....................................................    5
  General ......................................................    5

DETERMINATION OF OFFERING PRICE ................................    5

THE OFFERING ...................................................    5

USE OF PROCEEDS ................................................    6

CERTAIN FEDERAL INCOME TAX CONSEQUENCES ........................    6

BUSINESS .......................................................    7
  Banking Services .............................................    7
  Location and Service Area ....................................    8
  Asian American Market ........................................    8
  International Services Market ................................    9
  Vinings Acquisition ..........................................    9
  Employees ....................................................   10
  Properties ...................................................   10
  Competition ..................................................   11
  Fiscal and Monetary Policy ...................................   11
  Legal Proceedings ............................................   11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS
  Performance Overview for 1996 ................................   12
  Fourth Quarter 1996 Results ..................................   13
  Net Interest Income ..........................................   13
  Average Balance Sheets .......................................   14
  Changes in Net Interest Income ...............................   15
  Non-interest Income ..........................................   16
  Non-interest Expenses ........................................   17
  Loan Portfolio ...............................................   18
  Allowance and Provision for Loan Losses ......................   19
  Non-Performing Assets ........................................   21
  Liquidity and Interest Rate Sensitivity ......................   22
  Investment Portfolio .........................................   24
  Deposits .....................................................   24
  Capital Adequacy .............................................   25
  Inflation ....................................................   25
  Line of Business Information .................................   25

MARKET INFORMATION AND DIVIDENDS ...............................   26

PRINCIPAL SHAREHOLDERS AND MANAGEMENT ..........................   27
  Directors and Executive Officers of the Registrant ...........   28

                                                                  PAGE

EXECUTIVE COMPENSATION .........................................   35
  Summary Compensation Table ...................................   35
  Stock Option Grants ..........................................   35
  Option Exercises and Holdings ................................   36
  Severance Agreements .........................................   36
  Director Compensation ........................................   36
  Compensation Committee Interlocks and Insider Participation ..   36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .................   37

DESCRIPTION OF WARRANTS ........................................   37
  General ......................................................   37
  Exercise .....................................................   37
  Transfer Restrictions ........................................   38
  Anti-Dilution Provisions .....................................   38

DESCRIPTION OF COMPANY CAPITAL STOCK ...........................   38
  Company Common Stock .........................................   38
  Special Stock ................................................   39

SUPERVISION AND REGULATION .....................................   39
  Federal Bank Holding Company Regulation ......................   39
  The Bank .....................................................   40
  Enforcement Policies and Actions .............................   42
  Deposit Insurance ............................................   42
  Dividends ....................................................   43
  Capital Regulations ..........................................   43
  Recent Legislative Developments ..............................   45

EXPERTS ........................................................   45

LEGAL MATTERS ..................................................   45

INDEMNIFICATION ................................................   45

                             AVAILABLE INFORMATION

     The Company is also subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, is required to file reports, proxy statements, and other information with the Securities and Exchange Commission (the "SEC"). Copies of such reports, proxy statements, and other information can be obtained, at prescribed rates, from the SEC by addressing written requests for such copies to the Public Reference Section at the SEC at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements, and other information can be inspected at the public reference facilities referred to above and at the regional offices of the SEC at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the SEC. The address of such Web site is http://www.sec.gov.

     The Company has filed with the SEC a Registration Statement on Form S-1 under the Securities Act of 1933, as amended ("Securities Act") with respect to the shares of Common Stock hereby offered. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Certain items are omitted in accordance with the rules and regulations of the SEC. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement and to the exhibits and schedules filed as part thereof. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected and copied, at prescribed rates, at the SEC's public reference facilities at the addresses set forth above. In addition, Company Common Stock is traded on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the office of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

                                    SUMMARY

     THE FOLLOWING MATERIAL, WHICH IS PRESENTED HEREIN SOLELY TO FURNISH LIMITED INTRODUCTORY INFORMATION REGARDING THE COMPANY HAS BEEN SELECTED FROM, OR IS BASED UPON, AND IS QUALIFIED IN ITS ENTIRETY BY, THE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS, AND SHOULD BE READ TOGETHER THEREWITH.

THE COMPANY

     Summit Bank Corporation (the "Company"), a Georgia corporation, was incorporated on October 15, 1986, primarily to become a bank holding company by acquiring all the common stock of the Summit National Bank (the "Bank") upon its formation. The Bank commenced business on March 10, 1988, and the primary activity of the Company since then has been the ownership and operation of the Bank.

     The Bank was organized as a banking association under the laws of the United States. The Bank is engaged in the commercial banking business from its main office and four branch offices, which are located in its primary service area in northern metropolitan Atlanta, Georgia. The Bank seeks to serve four principal markets: (i) individuals, professionals, and small to medium-sized businesses in the Bank's primary service area; (ii) ethnic communities, principally Asian-Americans, located in the Atlanta metropolitan area, including businesses operated by members of such communities; (iii) individuals, professionals, and businesses in the Atlanta metropolitan area requiring the international financial transaction services offered by the Bank; and (iv) foreign corporations and individuals requiring specialized banking services (international private banking) in the Atlanta metropolitan area.

     Management believes the identified markets are not now adequately served and an opportunity exists for the Bank to further penetrate these markets by offering a variety of traditional and specialized banking services emphasizing personal service, cultural sensitivity and accessibility of management.

     As of December 31, 1996, the Company had total consolidated assets of approximately $154,248,000, total consolidated deposits of approximately $132,899,000 and total consolidated stockholders' equity of approximately $16,936,000.

     The Company maintains its principal executive offices at 4360 Chamblee-Dunwoody Road, Atlanta, Georgia 30341, and its telephone number is 770-454-0400.

THE OFFERING


Securities Offered......................................  463,235 Shares upon exercise of 463,235
                                                          Warrants at an
                                                          exercise price of
                                                          $10.00 per share.

Common Stock to be outstanding after the Offering if all
Warrants are exercised..................................  Up to 1,870,923 Shares.

Use of proceeds by the Company..........................  To provide additional equity capital to the
                                                          Company and its
                                                          subsidiaries to
                                                          support growth,
                                                          including possible
                                                          future acquisitions,
                                                          and for general
                                                          corporate purposes

RISK FACTORS

     The Shares offered pursuant to the exercise of Warrants involve certain risks including, among others, the restrictions on the dividends payable by the Bank to the Company, competition, the control over the Company which management enjoys, and restrictions on the acquisition of the Company. See "THE COMPANY"; "RISK FACTORS"; "BUSINESS -- Competition"; and "SUPERVISION AND REGULATION".

SELECTED CONSOLIDATED FINANCIAL DATA

The selected consolidated financial data presented below as of and for the years ended December 31, 1996, 1995, 1994, 1993, and 1992, is unaudited and has been derived from the Consolidated Financial Statements of the Company and its subsidiaries, and from records of the Company. The information presented below should be read in conjunction with the Consolidated Financial Statements, the Notes to Consolidated Financial Statements and "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS." Averages are derived from daily balances.


(Dollars in thousands, except per share data)                          As of December 31,
=================================================================================================================
Balance Sheet Data                                1996        1995           1994          1993            1992
------------------                                ---         -----          ----          ----            ----
Total assets                                  $  154,248  $  130,076     $  108,146    $  104,526      $   78,119
Investment securities                             38,584      32,702         19,274        19,970           9,575
Loans                                             85,808      78,177         73,801        73,190          57,661
Allowance for loan losses                          1,931       1,686          1,603         1,774             858
Deposits                                         132,899     109,816         90,639        88,376          65,275
Other borrowed funds                               1,657          --             --           750             715
Obligations under capital lease                      118         152            166            --              24
Stockholders' equity                              16,936      15,413         13,273        11,441           9,783
-----------------------------------------------------------------------------------------------------------------

                                                                    Year Ended December 31,
=========================================   =====================================================================
Statement of Income Data                          1996        1995            1994          1993            1992
------------------------                          ----        ----            ----          ----            ----
Interest income                               $   11,356  $   10,101     $    8,155    $    6,117      $    5,957
Interest expense                                   4,520       4,070          2,800         2,354           2,610
Net interest income                                6,836       6,031          5,355         3,763           3,347
Provision for loan losses                            404         397            430           611             711
Net interest income after
 provision for loan losses                         6,432       5,634          4,925         3,152           2,636
Non-interest income                                3,361       3,311          3,050         2,635           2,935
Non-interest expenses                              6,411       5,802          5,209         4,211           4,525
Income tax expense (benefit)                       1,174       1,042            838           (82)             25
Net income                                    $    2,208  $    2,101     $    1,928    $    1,658      $    1,021

Per Share Data
--------------
Book value per share at year end              $    12.03  $    10.95     $     9.43    $     8.13      $     6.95
Net income per share                                1.38        1.33           1.37          1.18             .73
Weighted-average shares and common
 equivalent shares outstanding                $1,630,610  $1,630,610      1,407,688     1,407,688       1,407,688
Dividends declared                            $      .31  $      .28             --            --              --
Dividend payout ratio                              22.46%      21.05%            --            --              --

Ratios
------
Return on average assets                            1.59%       1.74%          1.78%         1.95%           1.38%
Return on average equity                           13.80       15.09          15.65         16.02           11.16
Average equity/average assets                      11.53       11.51          11.37         12.21           12.37
Net interest margin                                 5.44        5.50           5.39          4.82            4.94
Non-performing assets/total loans
 and other real estate                              1.07         .14            .37          2.67            3.70
Allowance for loan losses/total loans               2.25        2.16           2.17          2.42            1.49
Non-interest expense/net
 interest income and non-interest income           62.87       62.11          61.98         65.82           72.03

                                  RISK FACTORS

     The purchase of Shares upon the exercise of Warrants involves various risks. Prospective purchasers should consider the following risks, among others, before making a decision to exercise Warrants and purchase Shares.

     Restrictions on Dividends. Dividends are payable on Shares only when, as and if declared by the Company's Board of Directors from funds available therefor. In its determination whether to pay dividends, the Company must also ensure the maintenance of adequate capital. The principal source of the Company's income is derived from dividends and other payments by the Bank. The Bank is also subject to statutory and regulatory restrictions on the payment of dividends and must also maintain adequate capital. Such considerations necessarily reduce the amount of the Bank's capital available for dividends. See "MARKET INFORMATION AND DIVIDENDS" and "SUPERVISION AND REGULATION".

     Competition. The Bank operates in a highly competitive market with other banks and financial institutions, many of which possess financial and other resources superior to those available to the Company. The Bank competes with many entities that are affiliated with larger financial institutions operating on a statewide and regional basis. The Company's long-term success will depend on the ability of the Bank to compete successfully in its service area. See "BUSINESS -- Competition".

     Control by Management and Directors. As of March 31, 1997, Company directors and executive officers, as a group, beneficially owned approximately 687,780 shares of Company Common Stock, representing approximately 35.97% of the total outstanding Shares after giving effect to the exercise of all outstanding stock options and Warrants. Existing Company management and directors, therefore, may exercise a large degree of control over the Company. However, the potential exercise of management and directors' Warrants would not result in a material change from existing control of the Company. The amount of Shares held by Company directors and executive officers may effectively reduce the volume of trading in Shares.

     Restrictions on Acquisition of the Company. Any proposed acquisition of the Company will be subject to the Bank Holding Company Act of 1956, as amended (the "BHCA") and the Financial Institutions Code of Georgia and the regulatory approvals required under such laws. Section 7-1-608 of the Financial Institutions Code of Georgia will not permit the acquisition of a bank located in Georgia unless such bank has been in existence and continuously operating for a period of five years. However, Section 7-1-608 permits a bank holding company that is the parent entity of a banking subsidiary that has been incorporated for not less than two years to acquire directly or indirectly a bank that is five-years old or older. See "SUPERVISION AND REGULATION."

     Dilution. As a result of the exercise of Warrants and the issuance of Shares, each of the Company's shareholders may experience dilution in per share earnings and voting power of their Shares.

     Special Cautionary Notice Regarding Forward-Looking Statements. Certain of the matters discussed under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus may constitute forward-looking statements for the purposes of the Securities Act and the Exchange Act and as such may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. The Company's actual results may differ materially from the results anticipated in these forward looking statements due to a variety of factors, including, without limitation: the effects of the Company's growth and whether such growth is sustainable in future economic circumstances; the effects of future economic conditions; governmental monetary and fiscal policies, as well as legislative and regulatory changes; the risks of changes in interest rates on the level and composition of deposits, loan demand, and the values of loan collateral, securities, and interest rate risks; the effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds and other financial institutions operating in the Company's market area and elsewhere, including institutions operating locally, regionally, nationally and internationally, together with such competitors offering banking products and services by mail, telephone, and computer and the Internet; and the failure of assumptions underlying the establishment of the allowance for possible loan losses. All written or oral forward-looking statements attributable to the Company are expressly qualified in their entirety by these Cautionary Statements.

                                  THE COMPANY

GENERAL

     The Company is a Georgia corporation, which is registered as a "bank holding company" with the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "BHCA") and with the Georgia Department of Banking and Finance (the "Georgia Department") under the Financial Institutions Code of Georgia (the "Financial Institutions Code"). Through its bank subsidiary, the Company provides a broad range of banking and financial services in the Atlanta, Georgia metropolitan area. The Company engages in no significant operations other than the ownership of its subsidiaries.

     The Bank was organized as a banking association under the laws of the United States. The Bank is engaged in the commercial banking business from its main office and four branch offices, which are located in its primary service area in northern metropolitan Atlanta, Georgia. The Bank seeks to serve four principal markets: (i) individuals, professionals, and small to medium-sized businesses in the Bank's primary service area; (ii) ethnic communities, principally Asian-Americans, located in the Atlanta metropolitan area, including businesses operated by members of such communities; (iii) individuals, professionals, and businesses in the Atlanta metropolitan area requiring the international financial transaction services offered by the Bank; and (iv) foreign corporations and individuals requiring specialized banking services (international private banking) in the Atlanta metropolitan area.

     Management believes the identified markets are not now adequately served and an opportunity exists for the Bank to further penetrate these markets by offering a variety of traditional and specialized banking services emphasizing personal service, cultural sensitivity and accessibility of management.

     As of December 31, 1996, the Company had total consolidated assets of approximately $154,248,000, total consolidated deposits of approximately $132,899,000 and total stockholders' equity of approximately $16,936,000.

                        DETERMINATION OF OFFERING PRICE

     The terms, conditions and exercise prices per share for the Warrants were determined by the Company. The Warrant Agreements provide that each outstanding Warrant may be converted on a one-for-one basis into Company Shares for a price of $10.00 per Share. The Warrants were issued in 1988, and the Exercise Price of $10.00 is equivalent to the price at which the Company offered its stock to the public in connection with the Company's initial public offering. The Warrants were issued primarily to the organizers of the Company. See "DESCRIPTION OF WARRANTS".

                                  THE OFFERING

     The Shares issuable upon exercise of Warrants are offered solely by the Company. No underwriters are participating in this Offering. It is anticipated that the Shares offered will be previously authorized but unissued, but may include Shares held by the Company as treasury stock. Warrants may be exercised by giving written notice and paying the exercise price to the Company, and as otherwise required by the Warrant Agreements. See "DESCRIPTION OF WARRANTS".

                                USE OF PROCEEDS

     Net proceeds estimated at approximately $4,632,350 would be realized if all 463,235 Warrants were exercised at the Exercise Price. Net proceeds, if any, will be used for general corporate purposes including support of the capital adequacy of the Company, to support growth, including possible future acquisitions, and for general corporate purposes. It is anticipated that Warrants will be exercised from time to time based upon decisions of the individual Warrant holders and that the Company will receive the net proceeds gradually through March 10, 1998, when the Warrants expire.

     To the extent Warrants are not exercised, the net proceeds to the Company will be reduced. There is no assurance that all Warrants will be exercised or that the Company will receive the net proceeds which would be available if all Warrants had been exercised.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES
GENERAL

     The following is a summary of the material United States federal income tax considerations relating to the exercise of Warrants for Common Stock and is not intended to be tax advice to any person, nor is it binding upon the Internal Revenue Service (the "IRS"). This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing, temporary, and proposed Treasury Regulations, laws, rulings and decisions now in effect, all of which are subject to change. This summary deals only with holders that will hold Common Stock as a "capital asset" (within the meaning of Section 1221 of the Code) and that are (i) citizens or residents of the United States, (ii) domestic corporations, or (iii) otherwise subject to United States federal income taxation on a net income basis in respect of the Common Stock. This summary does not address tax considerations applicable to investors that may be subject to special tax rules, such as banks, tax-exempt organizations, insurance companies, dealers in securities or currencies, or persons that will hold the Common Stock as a position in a hedging transaction, "straddle" or "conversion transaction" for tax purposes. This summary discusses the material tax considerations applicable to the initial owners of the Common Stock who acquire the Common Stock upon the exercise of Warrants.

     INVESTORS CONSIDERING THE OWNERSHIP OF COMMON STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME AND ESTATE TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

     The Company has not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of exercising Warrants for Common Stock.

EXERCISE OF WARRANTS FOR COMMON STOCK

     A holder of a Warrant will not recognize gain or loss on the exercise of the Warrant for shares of Common Stock. The holder's basis in a share of Common Stock received upon exercise of the Warrant will be equal to the holder's basis in the exercised Warrant plus the Exercise Price. The holding period of the shares of Common Stock received by the holder upon exercise of the Warrants will include the period during which the holder held the Warrant prior to exercise.

SALE OR EXCHANGE OF SHARES OF COMMON STOCK

     In general, each holder of Common Stock into which the Warrants have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the Common Stock measured by the difference between the amount of cash and fair market value of any other property received and the holder's adjusted tax basis in the Common Stock. Special rules may apply to redemptions of Common Stock which may result in the amount paid being treated as a dividend. The gain or loss on the disposition of shares of Common Stock will be capital gain or loss and will be long-term gain or loss if the shares of Common Stock have been held for more than one year at the time of such disposition.

DIVIDENDS ON SHARES OF COMMON STOCK

     Distributions on shares of Common Stock will constitute dividends for federal income tax purposes to the extent of current and accumulated earnings and profits of the Company as determined under federal income tax principles. Dividends paid to holders that are United States corporations may qualify for the dividends-received deduction. To the extent, if any, that a holder receives a distribution on shares of Common Stock that would otherwise constitute a dividend for federal income tax purposes but that exceeds current and accumulated earnings and profits of the Company, such distribution will be treated first as a non-taxable return of capital reducing the holder's tax basis in the shares of Common Stock. Any such distribution in excess of the holder's tax basis in the shares of Common Stock will be treated as a capital gain.

     Backup Withholding and Information Reporting. In general, information reporting requirements will apply to dividends paid on the Common Stock to holders other than certain exempt recipients (such as corporations). Information reporting will also be required upon a payment of the proceeds of the sale (including a redemption) of shares of Common Stock to holders, other than exempt recipients. A 31% backup withholding tax may apply to such payments if the holder fails to timely provide a taxpayer identification number or certification of exempt status or fails to report in full dividend income.

                                    BUSINESS

BANKING SERVICES

     The Bank offers a full range of deposit services that are typically available at most banks and savings and loan associations, including checking accounts, NOW accounts, savings accounts and other time deposits of various types, ranging from daily money market accounts to longer-term certificates of deposits. The transaction accounts and time certificates are tailored to the principal market areas at rates competitive to those offered in the area. In addition, retirement accounts such as Individual Retirement Accounts ("IRAs") are available. All deposit accounts are insured by the Federal Deposit Insurance Corporation (the "FDIC") up to the maximum amount ($100,000 per depositor). The Bank solicits these accounts from individuals, businesses, associations, and governmental authorities.

     The Bank offers a full range of short to medium-term commercial and personal loans. Commercial loans include both secured and unsecured loans for working capital (including inventory and receivables), business expansion (including acquisition of real estate and improvements), and purchase of equipment and machinery. The Bank offers government guaranteed loans under the Small Business Administration ("SBA") loan program. After origination of these loans, the Bank usually sells the guaranteed portion of the loan (approximately 75%) resulting in gains on the sale. In addition, the Bank retains the servicing rights to these loans which generate servicing income on the portion sold. Personal (or consumer) loans include secured and unsecured loans for financing automobiles, home improvements, education, and personal investments. The Bank also offers, through an alliance with Independent Mortgage Associates, Inc. ("IMA"), permanent mortgage loans. IMA pays a referral fee to the Bank for each mortgage loan closed.

     In addition to deposit and loan services, the Bank's other domestic services include 24-hour telephone banking, cash management services, investment sweep accounts, safe deposit boxes, travelers checks, direct deposit of payroll and social security checks, as well as automatic drafts for various accounts. The Bank is a member of the HONOR and CIRRUS networks of automated teller machines that may be used by Bank customers in major cities throughout Georgia, the United States, and in various cities worldwide. The Bank also offers VISA and MasterCard credit cards and merchant credit card processing to its customers through third party vendors.

     The Bank's international banking services include inbound and outbound international funds transfers, foreign collections, and import and export letters of credit. The Bank is also actively involved in the issuance of bankers acceptances. These drafts or bills of exchange facilitate international trade and are available upon completion of a diligent credit review process. In addition, the Bank offers private banking services to foreign individuals and corporations in the establishment of business operations in Atlanta. Specialized private banking services include bill paying, statement and mail holding, currency exchange, international funds transfers and arranging personal lines of credit (including credit card services) for qualified foreign nationals conducting business in the United States.

     In addition, the Bank's private banking group assists U.S. domiciled executives with a variety of personal banking services designed to support international business objectives. These services include introductions to correspondent financial services, as well as to general business contacts maintained by the Company in international trade markets.

     The Bank does not presently offer personal or corporate trust services (other than retirement custodial services for IRAs and similar plans).

LOCATION AND SERVICE AREA

     The Bank leases its main office at 4360 Chamblee-Dunwoody Road, Atlanta, Georgia 30341, which is in a five-story office building near the intersection of Interstate 285 and Chamblee-Dunwoody Road, in DeKalb County. The Bank has a 6,000 square foot branch facility situated within an 18,000 square foot office building owned by the Company which was completed in August 1994 and is located at 3490 Shallowford Road in Chamblee, DeKalb County, Georgia. The Bank has also leased a branch facility at One Paces West, Suite 150, 2727 Paces Ferry Road in Vinings which it acquired in December 1993 through the purchase of Vinings. In January 1996, the Bank purchased a 4,500 square foot building situated on approximately 1.2 acres located at 595 Franklin Road, Marietta, Georgia to serve as its fourth office. This branch opened in May, 1996. In August, 1996 the Bank purchased a 7,700 square foot building situated on approximately 1.3 acres located at 3280 Holcomb Bridge Road, Norcross, Georgia to serve as its fifth office. This branch opened in November 1996.

     The Bank's primary service area ("PSA") is comprised of a section of North Atlanta, Georgia located in portions of DeKalb, Fulton, Cobb, and Gwinnett Counties. The PSA includes the city of Chamblee, portions of the cities of Doraville and Norcross, the DeKalb-Peachtree Airport, the Northlake and Perimeter Malls in DeKalb County; Cumberland and Town Center Malls in Cobb County; Northpoint Mall in North Fulton County; Gwinnett Place Mall in Gwinnett County; the Perimeter Business Park and the Peachtree Corners area including Technology Park. The PSA is traversed by major thoroughfares such as Interstate 285 to the North, Buford Highway and Peachtree Industrial Boulevard in the South, Clairmont and Shallowford Roads in the East, and Interstate 75 in the West.

ASIAN-AMERICAN MARKET

     The Atlanta Asian-American population, one of the Bank's principal target markets, consists of members of the Korean, Chinese, Japanese, Indian, and Southeast Asian communities. The 1990 United States census indicates that the Atlanta Asian-American population exceeds 75,000 people, with the majority of this population located in north Atlanta including parts of DeKalb, Fulton, and Cobb counties.

     Management believes the Bank's main and branch offices are convenient to a large number of Atlanta's Asian-Americans. At year-end 1996, approximately 50% of the Bank's customers were Asian-American. The oldest and largest church serving the Korean community is also located within the Bank's PSA.

     Management believes the Atlanta Asian-American community can be characterized as generally having a high savings rate, low unemployment, and a commitment to economic advancement through education and hard work. A significant percentage of the Atlanta Asian-American population consists of first generation U.S. immigrants, many of whom management believes are constrained in their current use of banking services at other institutions by language and other cultural barriers.

     The Bank has employed, and will continue to employ, personnel with Asian language skills and first-hand knowledge of the communities to be served. Management believes language ability and cultural sensitivity combined with accessibility to senior management enhances the Bank's competitive position in this market.

INTERNATIONAL SERVICES MARKET

     Management believes a growing number of domestic businesses in the Atlanta metropolitan area (and, in particular, a growing number of small to medium-sized businesses) require the international services provided by the Bank. While a number of financial institutions operating in the Bank's markets offer such services, they are typically offered from international banking departments located in downtown office facilities or an out-of-state location; personnel in branch facilities closer to smaller businesses generally are not trained to address these specialized needs. Management believes the Bank has penetrated, and will be able to further penetrate, this market by providing those businesses with convenient access to personnel specially trained to provide such services.

     The Bank does not engage in off-shore buyer financing or cross border lending. Occasionally, the Bank discounts short-term letters of credit drafts for selected correspondent banks under approved facilities. Management is of the opinion that the commercial and political risks are acceptable based on our assessment of available information on the correspondent banks and the respective countries. As of December 31, 1996, total outstanding under such facilities was $879,000.

     In addition to domestic businesses requiring international banking services, management believes a growing number of foreign businesses operating in Atlanta along with their executives and employees, frequently require the type of international banking services provided by the Bank. Foreign nationals associated with such businesses are often unfamiliar with United States banking practices. The Bank has personnel with the requisite language and cultural skills suited to serve this clientele. Management further believes the international banking experience of management of the Bank, along with the contacts of the directors of the Company and the Bank in the international and domestic business communities, enhances the Bank's ability to compete in this target market.

VININGS ACQUISITION

     On December 31, 1993, the Bank acquired Vinings Bank & Trust, N.A. ("Vinings"), a Cobb County, Georgia-based community national bank formed in 1987. Vinings operated from one location which the Bank retained as a branch office location. The Vinings acquisition provided further opportunities for the Bank to pursue its identified markets in Cobb County in addition to DeKalb and Fulton Counties. The acquisition was accounted for as a purchase. In the acquisition, Vinings was merged into the Bank and the Bank acquired all the assets of Vinings and assumed all of its liabilities. As of the acquisition date, Vinings had approximately $13 million in loans, $3 million in investment securities and $2 million in non-earning assets (including furniture, fixtures and equipment and real estate owned) and it had approximately $16 million in deposits. The Bank paid $.34 in cash for each outstanding share of Vinings common stock, for a total purchase price of $255,000.

     The acquisition of Vinings allowed the Bank to enter the Cobb County market at a price considered by the Board of Directors to be attractive. Management believes that Cobb County offers the opportunity to expand geographically the provision of services in the Bank's traditional markets. According to the 1990 United States Census, Cobb County had the next largest Asian-American population in Georgia (behind Fulton and DeKalb

Counties), and Cobb County is the home of numerous small to medium-sized businesses serving this important suburban area of Atlanta.

EMPLOYEES

     As of March 31, 1997, the bank had 85 full-time equivalent employees. Except to support normal growth of business, additional hiring is not anticipated in 1997. The employees are not part of any collective bargaining agreement and employee relations with the Company are considered good.

PROPERTIES

     The Bank's main office is at 4360 Chamblee-Dunwoody Road, Atlanta, DeKalb County, Georgia 30341 on the ground floor of a five-story. 100,000 square foot office building near the intersection of Interstate 285 and Chamblee-Dunwoody Road. The Bank has signed a lease for 19,141 square feet on the main and third floors of the building, which lease provides base rental at $14.25 per square foot per annum during the term of the lease and rights to extend its occupancy of the leased space twice, for one additional year each, at a base rate of $14.50 per square foot per annum. The initial term of the lease expires in December 1998. The main office on the first floor contains 8,897 square feet of space which includes six teller stations, two customer services stations, the loan operations department, offices for loan officers, and the main conference room. The Bank has an ATM attached to the building. The third floor of the main office houses the international department, personnel department, the operations department, and the executive offices.

     The Company owns an office building containing 16,338 square feet of leasable space located on 2.77 acres of land in Atlanta's Asian-American business district on Shallowford Road near Buford Highway. The Company leases 6,000 square feet of space to the Bank at a cost of $12.00 per square foot for a branch office. The Bank also leases 760 square feet on the third floor which is provided for Independent Mortgage Associates. The Company currently has leased 9,578 square feet to seven other tenants which leases provide base rental rates from $12.50 to $17.88 per square foot per annum. The Company incurred a total cost of $2.2 million for the land and building including improvements and tenant finishes. In addition, the branch has approximately $200,000 in furniture, fixtures and equipment at this site. This branch office provides six teller stations, five customer service stations, and five offices for lending officers and management. The Bank also has a drive-thru ATM and drive-thru teller window at this office.

     The Bank's branch office in the Vinings area of Cobb County is located at One Paces West, Suite 150, 2727 Paces Ferry Road, N.W., Atlanta, Georgia 30339. The office building contains 246,515 square feet of leasable space near the intersection of Interstate 285 and Paces Ferry Road. The Vinings branch office contains 5,266 square feet of space which the Bank has leased at a base rate of $17.25 per square foot per annum. This space consists of four teller stations, two drive-in windows, four customer service stations, five offices for management and lending officers and a conference room. The Bank also has a walk-up ATM at this location. The initial term of the lease expires June 2002.

     In January 1996, the Bank acquired a 4,560 square foot building situated on 1.2 acres located at 595 Franklin Road, Marietta, Georgia. This office contains six teller stations, one drive-up window, three drive-in lanes, three offices for lending officers and management, and a walk-up ATM. The branch opened in May 1996.

     In August 1996, the Bank acquired a two-story 7,700 square foot building situated on 1.3 acres located at 3280 Holcomb Bridge Road, Norcross, Georgia. This office contains eight teller stations, one drive-up window, three drive-in lanes, six offices for lending officers and management on the ground floor and a drive-thru ATM. The second floor contains additional office space which will be used at a later date. This branch opened in November 1996.

COMPETITION

     The banking business is highly competitive, particularly in the metropolitan Atlanta area. In one or more aspects of their businesses, the Company and the Bank compete with other commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking companies operating in the metropolitan Atlanta area and elsewhere. Recent changes in interstate banking laws also now permit financial institutions outside the Atlanta market to establish branches nationwide, including the Company's local market. Many of these competitors have substantially greater resources and lending limits than the Bank and may offer certain services, such as trust services, the Company and the Bank do not provide. The Bank has several employees who are fluent in foreign languages including Mandarin, Cantonese, Korean, German, French, Spanish and others which further enhances the Bank's ability to compete in target markets. A competing new bank was opened in August 1995 which targets the same Asian-American customer base as the Bank. The competition from this new bank has not materially adversely impacted the Bank's performance or profitability to date. Management believes that the Company and the Bank will be able to continue to compete effectively with these financial institutions, but no assurances can be given in this regard.

FISCAL AND MONETARY POLICY

     Banking is a business which depends on interest rate differentials. In general, the difference between the interest paid by a bank on its deposits and its other borrowings, and the interest received by a bank on its loans and securities holdings, constitutes the major portion of a bank's earnings. Thus, the earnings and growth of the Company and the Bank are subject to the influence of economic conditions generally, both domestic and foreign, and also to the monetary and fiscal policies of the United States and its agencies, particularly the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Federal Reserve regulates the supply of money through various means, including open market dealings in United States government securities, the discount rate at which banks may borrow from the Federal Reserve, and the reserve requirements on deposits.

     The monetary policies of the Federal Reserve historically have had a significant effect on the operating results of commercial banks and will continue to do so in the future. The conditions in the national and international economies and money markets, as well as the actions and changes in policy by monetary and fiscal authorities, and their effect on the Company and the Bank, cannot be predicted.

LEGAL PROCEEDINGS

     While the Company and the Bank are from time to time parties to various legal proceedings arising in the ordinary course of their business, management believes after consultation with legal counsel that there are no proceedings threatened or pending against the Company or its subsidiaries that will, individually or in the aggregate, have a material adverse effect on the business or consolidated financial condition of the Company.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

PERFORMANCE OVERVIEW FOR 1996

     Summit Bank Corporation (the "Company" or "Summit") reported record net income of $2,208,000 in 1996 representing an increase of 5% over the prior year. Management attributes the improvement to stronger net interest income resulting from an increase in average earning assets. The Company's average earning assets grew 15% in 1996 and over the last four years have grown at a compound rate of nearly 17% per year. During 1996, Summit's average total assets increased $18 million to $139 million compared to $121 million in 1995.

     Net income per share for 1996 increased to $1.38 from $1.33 in 1995, an improvement of 4%. Net income per share in 1994 was $1.37. The decline in earnings per share from 1994 to 1995 was the effect of the Company's outstanding stock warrants and options which were antidilutive prior to 1995. The Company has 504,460 warrants and options outstanding for common stock that were primarily issued to the organizers of the Company. Since 1995 the Company's common stock has traded at a market price in excess of the $10 exercise price for these warrants and options. The dilutive effect resulted in weighted-average shares and common equivalent shares outstanding in 1996 and 1995 of 1,630,610 compared to 1,407,688 in 1994.

     The Company's strong profitability continues to place Summit in a group of the nation's higher-performing community based financial institutions. The return on average assets was 1.59% in 1996 as compared to 1.74% in the previous year. The decline was attributed to the high growth rate in total assets which outpaced the modest improvement in 1996 earnings. By comparison, according to the Uniform Bank Performance Report as of September 30, 1996, the Bank's peer group - commercial banks with assets between $100 million and $300 million and three or more branches in a metropolitan area, posted an average return of 1.22% of average assets. Despite higher net earnings, Summit's return on average equity was 13.8% in 1996 compared to 15.1% in 1995. Stockholders' equity rose to $16.9 million at year end 1996, an increase of 10% as compared to year end 1995.

     The Company increased cash dividends in 1996 to $.31 per share, an increase of 11% over 1995 dividends of $.28 per share. Management engaged the services of two additional investment brokerage firms in 1996 to help improve liquidity in the Company's stock. Three brokerage firms now make a primary market in the stock. On October 18, 1996, the Company became listed on the Nasdaq National Market under the trading symbol of "SBGA." Liquidity in the Company's stock has improved as evidenced by the trading volume and market appreciation of the stock during 1996. At December 31, 1996 the most recent trade of the Company's stock was $17.25 per share, an increase of 68% compared to $10.25 per share at year-end 1995.

     Total assets reported by the Company at December 31, 1996 were $154 million compared to $130 million at the prior year end, reflecting an increase of 19%. Asset growth was primarily fueled by deposits which increased 21%, or $23 million, in 1996. A new source of deposits in 1996 was Summit's fourth branch which opened in May and posted $7 million in new deposits by year end 1996. The Bank also introduced a new investment vehicle in 1996, Corporate Overnight Sweep Accounts, resulting in balances of $657,000 at year end. Much of this new deposit growth was absorbed by expansion of the loan portfolio. Summit's net loan volume increased 10%, or $7 million, to $84 million at year end 1996 compared to $76 million at December 31, 1995. The majority of this loan growth was centered in commercial and SBA loans. During the last four years the Company's average loans outstanding have grown at a rate of more than 9% compounded annually. Additional deposit funds generated during 1996 were invested in adjustable-rate investment securities for improved short-term yield and liquidity purposes.

     Net interest income increased $800,000 to $6.8 million in 1996, a growth of 13%. The Company continues to experience a strong net interest margin. The net interest margin for 1996 was 5.44%, which is higher than the peer group average of 4.91%. Improved loan quality resulted in a second consecutive year of significantly reduced net loan charge-offs. As a result, the provision for loan losses was unchanged at $400,000 from 1995 to 1996, despite the loan growth. Non-interest income improved 2% in 1996 despite a decline in gains from the sale of SBA loans and international service fees. The Company posted a 9% increase in non-interest income, or $261,000, in 1995 to $3.3 million compared to $3.1 million in 1994.

     The Company's business plan to increase branch banking locations resulted in the addition of two new offices during 1996 thus creating higher non-interest expenses during 1996. Most of this increase was related to additional personnel, occupancy and equipment costs for these new offices. Total non-interest expenses were $6.4 million in 1996 and $5.8 million in 1995, an increase of $600,000. Personnel expenses accounted for over half of this increase, $310,000, while equipment and occupancy costs represented $74,000 and $24,000 of the increase, respectively. The Company has also heightened its marketing efforts to increase the visibility of the Company and the Bank. As a result, expenses for marketing and advertising increased $114,000 in 1996 to $271,000. An additional $78,000 of the non-interest expense increase was attributed to other general operating expenses. Despite a slight increase of the operating efficiency ratio (operating expenses as a percentage of net interest income and non-interest income) in 1996 of 62.8% from 62.1%, management feels that non-interest expenses are under control and are monitored constantly. Non-interest expenses increased in 1995 by 11.4%, or $593,000, as compared to 1994 due primarily to additional staff expenses and a new data processing system.

FOURTH QUARTER 1996 RESULTS

     Net income for the fourth quarter of 1996 was $650,000, a 27% decrease from $894,000 for the same period in 1995. The decline was due to lower gains from sales of SBA loans which were $141,000 in the fourth quarter of 1996 compared to $467,000 in the same period of 1995. Fluctuations are common in quarterly SBA loan volumes because of construction lending cycles and year-end business sales by customers. Net earnings per share for the fourth quarter were $.41 and $.55 per share for 1996 and 1995, respectively.

NET INTEREST INCOME

     Net interest income, the primary source of revenue for the Company, is a function of the yield earned on average interest-earning assets and the rate paid on average interest-bearing liabilities. Changes in net interest income from period to period reflect the increases or decreases in average interest-earning assets, average interest-bearing liabilities and the interest rate spread which is affected by the degree of mismatch in maturity and repricing characteristics of the Company's interest-earning assets and interest-bearing liabilities.

     Net interest income increased $800,000, or 13%, to $6.8 million in 1996 compared to 1995. The Company's interest margin for 1996 declined slightly to 5.44% as compared to 5.50% in 1995. Average interest-earning assets increased 15%, or $16 million, which helped offset the decline in the yield due to a falling rate environment, during 1996. Loan volumes represented the majority of the increase in average interest-earning assets, increasing $10 million in 1996, while average investment securities also grew $6 million. Average interest-bearing liabilities increased 16%, or $13 million, in 1996, with other time deposits and money market accounts increasing $9.4 million and $2.7 million, respectively.

     Net interest income for 1995 increased 13% to $6 million from $5.4 million in 1994. The increase was due to larger volumes of average interest earning assets, which grew 11%, or $10.4 million in 1995. The average interest bearing liabilities also increased 8%, or $6.3 million. The increase in the net interest margin from 5.39% in 1994 to 5.50% in 1995 was due to higher volumes of average interest earning assets.

     The following table sets forth information with respect to the average balances, interest income and average yield by major categories of assets; the average balances, interest expense and average rate by major categories of liabilities; the average balances of noninterest-earning assets, noninterest-bearing liabilities and stockholders' equity; and net interest income, interest rate spread, and net interest margin for the years ended December 31, 1996 and 1995.

                             AVERAGE BALANCE SHEETS


                                                        1996                         1995
                                             ---------------------------  ---------------------------
                                              AVERAGE   INCOME/  YIELDS/   Average   Income/  Yields/
(Dollars in thousands)                       BALANCES   EXPENSE   RATES   Balances   Expense   Rates
-----------------------------------------------------------------------------------------------------
Assets
Interest-earning assets:
 Loans (1)                                   $ 84,071   $ 8,615   10.25%  $ 73,647   $ 7,704   10.46%
 Investment securities - taxable               37,252     2,509    6.74%    30,970     2,100    6.78%
 Federal funds sold                             4,331       228    5.26%     4,998       294    5.88%
 Interest-bearing deposits in other banks          67         4    5.97%        81         3    3.70%
-----------------------------------------------------------------------------------------------------
Total interest-earning assets                 125,721    11,356    9.03%   109,696    10,101    9.21%
-----------------------------------------------------------------------------------------------------
Noninterest-earning assets:
 Cash and due from banks                        6,374                        5,736
 Premises and equipment, net                    3,903                        2,809
 Allowance for loan losses                     (1,905)                      (1,777)
 Other assets                                   4,699                        4,446
-----------------------------------------------------------------------------------------------------
Total noninterest-earning assets               13,071                       11,214
-----------------------------------------------------------------------------------------------------
Total assets                                 $138,792                     $120,910
=====================================================================================================
Liabilities and Stockholders' Equity
Interest-bearing liabilities:
 Interest-bearing deposits:
 NOW accounts                                $  8,301       169    2.04%  $  7,595       171    2.25%
 Money market                                  23,466       924    3.94%    20,806       890    4.28%
 Savings deposits                               7,673       288    3.75%     8,459       278    3.29%
 Other time deposits                           54,408     3,067    5.64%    45,002     2,711    6.02%
-----------------------------------------------------------------------------------------------------
Total interest-bearing deposits                93,848     4,448    4.74%    81,862     4,050    4.95%
-----------------------------------------------------------------------------------------------------
 Other interest-bearing liabilities:
 Federal funds purchased                           86         5    5.81%        19         1    5.26%
 Short-term borrowings and obligations
   under capital lease                          1,189        67    5.63%       167        19   11.38%
-----------------------------------------------------------------------------------------------------
Total interest-bearing liabilities             95,123     4,520    4.75%    82,048     4,070    4.96%
-----------------------------------------------------------------------------------------------------
Noninterest-bearing liabilities
 and stockholders' equity:
 Demand deposits                               23,628                       20,109
 Other liabilities                              4,042                        4,831
 Stockholders' equity                          15,999                       13,922
-----------------------------------------------------------------------------------------------------
Total noninterest-bearing
 liabilities and stockholders' equity          43,669                       38,862
-----------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity   $138,792                     $120,910
=====================================================================================================

Interest rate spread                                               4.28%                        4.25%
Net interest income                                     $ 6,836                      $ 6,031
                                                        =======                      =======
Net interest margin (2)                                            5.44%                        5.50%

(1) Average loans include non-performing loans. Interest on loans includes loan fees of $495,000 in 1996 and $258,000 in 1995.
(2) Net interest margin is net interest income divided by average total interest-earning assets.

CHANGES IN NET INTEREST INCOME

     The table below details the components of the changes in net interest income for the last two years. For each major category of interest-earning assets and interest-bearing liabilities, information is provided with respect to changes due to average volumes, changes due to rates, and the proportionate allocation of changes in both volumes and rates to the changes due to volumes and the changes due to rates.



                                                 1996 COMPARED WITH 1995(1)            1995 Compared with 1994(1)
                                                      DUE TO CHANGES IN                    Due to changes in
                                         ==========================================   ================================
(In thousands)                                                             NET                                 Net
                                         AVERAGE         AVERAGE         INCREASE     Average    Average    Increase
Interest Income                           VOLUME          RATE          (DECREASE)     Volume      Rate     (Decrease)
----------------------------------------------------------------------------------------------------------------------
Loans                                     $1,064           $ (153)          $911        $(194)     $ 951      $ 757

Investment securities                        423              (14)           409          683        405      1,088

Federal funds sold                           (37)             (29)           (66)          60         82        142

Interest-bearing deposits in other banks      --                1              1            1         --          1
-------------------------------------------------------------------------------------------------------------------

  Total interest income                    1,450             (195)         1,255          550      1,438      1,988
-------------------------------------------------------------------------------------------------------------------


Interest expense
-------------------------------------------------------------------------------------------------------------------
NOW accounts                                  67              (69)            (2)         (39)         4        (35)

Money market                                  90              (56)            34          107        205        312

Savings deposits                             (19)              29             10          (40)        70         30

Other time deposits                          514             (158)           356          338        629        967

Federal funds purchased                        4               --              4           --          1          1

Short-term borrowings and
  obligations under capital lease             52               (4)            48          (25)        20         (5)
-------------------------------------------------------------------------------------------------------------------
Total interest expense                       708             (258)           450          341        929      1,270
-------------------------------------------------------------------------------------------------------------------
Change in net interest income             $  742              $63           $805         $209      $ 509      $ 718
===================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to the volume and rate components in proportion to the relationship of the dollar amounts of the absolute change in each.

NON-INTEREST INCOME

     The following table presents the principal components of non-interest income for the years ended December 31, 1996, 1995, and 1994.


(In thousands)                                                  1996               1995             1994
----------------------------------------------------------------------------------------------------------

Fees for international banking services                        $1,057             $1,145           $  932
Gains on sales of loans                                           581                713            1,024
Other                                                             557                439              299
SBA servicing fees                                                462                438              390
Overdraft and NSF charges                                         369                362              222
Service charge income                                             209                216              227
Net gains/losses on sales of investment securities                126                 (2)            (121)
Gains on sales of other real estate                                --                 --               77
----------------------------------------------------------------------------------------------------------

Total non-interest income                                      $3,361             $3,311           $3,050
==========================================================================================================

     Non-interest income, at $3.4 million, was up $50,000 from 1995, due primarily to additional other income and miscellaneous fees. Other non-interest income increased $118,000 in 1996. This increase mainly consisted of improvements in Automatic Teller Machine (ATM) fees, private banking fees and other income. The Bank began charging a $1.00 access fee in 1996 to all non-Summit customers utilizing the Bank's ATM's for cash withdrawals. In 1996 this resulted in an increase in ATM fees of $30,000 from 1995 to 1996. There were no other individually significant items affecting other income in 1996. Additionally, the Bank realized $126,000 of gains on sales of investment securities in 1996 compared to a loss of $2,000 in 1995.

     These improvements were offset primarily by decreases in gains on sales of SBA loans and international fee income. During 1996, the Bank originated $10.4 million of new SBA loans as compared to $9.8 million in 1995. Although the amount of originated loans increased, the volume of originated loans decreased from 52 to 42. Total guaranteed amounts sold for the comparable years were $5.2 million and $7.6 million in 1996 and 1995, respectively. Management also attributes the decrease in gains to a decrease in the average premium received for sold loans in 1996 compared to 1995. Gains on sales of loans decreased $132,000 to a 1996 total of $581,000. Despite the decline in the number of SBA loans originated, the Company was again recognized by SBA as the most active lending institution in the state of Georgia, a distinction held by Summit for the last five consecutive years. The Bank's loan servicing portfolio for third parties increased from $49 million at year end 1995 to $62 million at year end 1996. International fee income also decreased $88,000 in 1996 due to a reduction in the volume of transactions processed. The decline was attributed partly to a slowing of customers' import and export activities during the 1996 Summer Olympic Games.

     Non-interest income increased $261,000 to $3.3 million during 1995 as compared to 1994. The main contributing factors to the increase were improvements in international fee income of $213,000 and insufficient funds and overdraft fees of $140,000 both due to increased volumes. Other income also increased $140,000, and there were lower net losses from sales of investment securities that benefited income $119,000. These improvements were somewhat offset by declines in gains from SBA loan sales of $311,000 due to a significant decrease in SBA loan originations in 1995 compared to 1994.

NON-INTEREST EXPENSES

     The following table presents the principal components of non-interest expenses for the years ended December 31, 1996, 1995, and 1994.


(In thousands)                                                     1996                  1995                  1994
---------------------------------------------------------------------------------------------------------------------

Salaries and employee benefits                                     $3,356                $3,046                $2,672
Equipment                                                             482                   408                   380
Net occupancy                                                         476                   452                   403
Data/item processing                                                  332                   218                   110
Accounting, legal, and other professional                             315                   286                   318
Marketing and community relations                                     271                   157                   137
Other losses                                                          167                   137                   111
Postage and courier                                                   163                   168                   133
Office supplies                                                       157                   130                   136
Telephone                                                             136                   132                   103
Property Taxes                                                         86                    86                    53
Insurance                                                              78                   181                   277
Directors fees                                                         53                    64                    25
Dues and memberships                                                   51                    58                    53
Provision for losses on sales of other real estate                     --                    --                    62
Other operating expenses                                              288                   279                   236
---------------------------------------------------------------------------------------------------------------------

Total non-interest expenses                                        $6,411                $5,802                $5,209
=====================================================================================================================

     While the Bank has continued a strong earnings growth trend, the non-interest expenses have increased a consistent 10% in each of the past two years. In 1996, non-interest expenses were $6.4 million, up from $5.8 million in 1995. This increase was primarily attributed to increased staffing, data and item processing expenses and marketing costs. During 1996, fifteen new positions were created and filled, thirteen of which were related to branch functions since two new branches were opened in this year. Salaries increased $400,000 in 1996. Offsetting a portion of this increase were reductions in overtime expenses of $30,000, temporary expenses of $26,000, and commission of $33,000. As of December 31, 1996, the Bank had 86.5 full-time equivalent employees compared to 71.5 at the end of 1995.

     The Company completed implementation of a new bank-wide network computer system in 1995, as well as contracting with a new third party data processing service provider and outsourcing the check processing functions. These steps taken in 1995 established the infrastructure allowing the Company to effectively offer technologically advanced products, some of which were introduced in 1995 and 1996. These new products include multi-lingual ATMs, 24 hour telephone banking (also multi-lingual) and corporate cash management systems. As a result of these enhancements, equipment costs increased $74,000 in 1996.

     Implementation of new data processing systems in mid-year 1995 contributed to higher data processing costs in 1996. The data processing service contract also included a six-month concession equal to approximately $21,000 which benefited 1995. The item processing expenses also increased because the outsourcing did not begin until April of 1995, in addition to processing for two more branches this year.

     In 1996, the Bank enhanced its marketing efforts to improve Summit's visibility in the markets served. This also included the introduction of several new products and services and marketing campaigns for branch expansion. Marketing expenses increased to $271,000 in 1996 as compared to $157,000 in 1995.

     In mid-1995, the Federal Deposit Insurance Corporation ("FDIC") suspended the Bank's requirement to pay deposit insurance premiums, with the exception of a minimum $2,000 annual premium, since the Bank has a "well-capitalized" position. Therefore, FDIC insurance premiums were $106,000 less than the premiums paid in 1995. The FDIC reinstated the assessment of insurance premiums in January 1997. Because the Bank's risk classification is the lowest allowable, the Bank will not be required to pay an assessment for deposit insurance in 1997. The Bank will be required to pay a premium for the new "Financing Corporation (FICO) payment" which is a result of the Deposit Insurance Act of 1996. This payment will result in approximately $16,000 of FDIC expense in 1997. However, there can be no assurance that the rate assessed will not change at some future date.

     Non-interest expenses increased $593,000 in 1995 compared to 1994 due primarily to expansion of personnel expenses and equipment and data/item processing costs associated with the implementation of a new data processing system. Net occupancy increased as a result of the completed construction of the office building on Shallowford Road in Chamblee, Georgia at the end of 1994. The first floor of the building is leased by the Bank with the additional two floors almost completely leased as of December 31, 1996. Postage and courier expenses increased $35,000 due to increased overnight mail volume in the international department and additional courier costs associated with extended processing times. The suspension of the FDIC insurance assessment in 1995 resulted in a decrease of $87,000 from 1994.

LOAN PORTFOLIO

     Loans are expected to produce higher yields than investment securities and other interest earning assets (assuming that credit losses are not excessive). Thus the absolute volume of loans and the volume as a percentage of total earning assets are important determinants of the net interest margin. The Company experienced a strong increase in average loan volumes in 1996 of $10.4 million. Net loans outstanding increased to $84 million as compared to $76 million at year end 1995, an increase of 10%. Commercial loans secured by real estate accounted for most of this increase, growing from $50 million to $56 million at the comparable year ends. Consumer loans increased $309,000 to $5.1 million at December 31, 1996. This loan growth is consistent with growth in the prior year as net loans outstanding increased 6% from $72 million at year end 1994 to $76 million at year end 1995. Commercial loans secured by real estate accounted for $3 million of this increase. Consumer loans increased $437,000 to $4.8 million during 1995.

     At year end 1996 and 1995, the Company had loans held for sale of $3 million and $1.5 million, respectively. The Company maintains a posture of originating loans with rates that fluctuate with the prime lending rate. At December 31, 1996, 62% of the total loan portfolio had floating or adjustable rates.

     The following table presents the composition of the Company's loan portfolio at December 31, 1996 and 1995.


                                                   1996                  1995
                                           --------------------  --------------------
(Dollars in thousands)                      AMOUNT   % OF LOANS   Amount   % of Loans
-------------------------------------------------------------------------------------
Commercial, financial, and agricultural    $22,769          28%  $22,615          30%
Real estate - construction                   1,704           2       269          --
Real estate mortgage-primarily commercial   54,538          66    50,174          65
Installment loans to individuals             5,125           6     4,816           6
Less: unearned income                       (1,358)         (2)   (1,179)         (1)
-------------------------------------------------------------------------------------
Loans, net of unearned income               82,778         100%   76,695         100%
Loans held for sale - SBA                    3,030                 1,482
Less: allowance for loan losses             (1,931)               (1,686)
-------------------------------------------------------------------------------------
Net loans                                  $83,877               $76,491
=====================================================================================

     The following table presents a maturity analysis of the Company's loan portfolio segregated between loans with predetermined interest rates and loans with floating or adjustable rates at December 31, 1996.


                                             Loan Maturing
                                  -------------------------------------
                                  Within     1-5     After 5
(In thousands)                    1 Year    Years     Years     Total
-----------------------------------------------------------------------

Loans with:
Predetermined interest rates      $ 9,233   $21,587   $ 2,070   $32,890
Floating or adjustable rates       17,024    12,788    23,106    52,918
-----------------------------------------------------------------------
Total loans                       $26,257   $34,375   $25,176   $85,808
=======================================================================

ALLOWANCE AND PROVISION FOR LOAN LOSSES

     The allowance for loan losses represents a reserve for potential losses in the loan portfolio. The adequacy of the allowance for loan losses is evaluated periodically based on a review of all significant loans, with particular emphasis on impaired, non-accruing, past due, and other loans that management believes require special attention.

     For significant problem loans, management's review consists of evaluation of the financial strengths of the borrower, the related collateral, and the effects of economic conditions. General unallocated reserves against the remaining loan portfolio are based on an analysis of historical loan loss ratios, loan charge-offs, delinquency trends, and previous collection experience, along with an assessment of the effects of external economic conditions. The Company also utilizes an independent loan review process in assessing the overall adequacy of the allowance for loan losses.

     The provision for loan losses is a charge to income in the current period to replenish the allowance and maintain it at a level that management has determined to be adequate. The Company's provision for loan losses for 1996 was $404,000 as compared to $397,000 in 1995, despite loan growth, reflecting the Company's continued reduction in net charge-off experience and the maintaining of strong asset quality during the year. While non performing assets increased from $111,000 at year end 1995 to $922,000, at year end 1996, the December 31, 1996 balance reflects one credit for $773,000 fully secured by real estate and two fully guaranteed SBA loans totaling $149,000.

     Net loan charge-offs in 1996 dropped significantly for a third year of improvement to .19% of average net loans outstanding from .43% in 1995. Most of this improvement was a reduction in gross charge-offs of $584,000 from the previous year, a decline of 65%, although recoveries also decreased $429,000 over 1995.

     Net loan charge-offs for 1995 represented .43% of average loans outstanding, or $314,000, compared to .80% of average loans, or $601,000, for 1994. Gross charge-offs for 1995 declined $235,000 in 1995 while recoveries improved $52,000.

     The allowance for loan losses represented 2.25% of total loans at December 31, 1996 compared to 2.16% at year end 1995. The determination of the allowance for loan losses rests upon management's judgment about factors affecting loan quality, assumptions about the economy, and other factors. Management considers the year end allowance adequate to cover possible losses in the loan portfolio; however, management's judgment is based upon a number of assumptions about future events, which are believed to be reasonable, but which may or may not prove valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

     The following table represents an analysis of the Company's allowance for loan losses including the provision for loan losses and net loan charge-offs for the years ended December 31, 1996 and 1995.


                                                         Years Ended December 31,
                                                        --------------------------
(Dollars in thousands)                                         1996          1995
---------------------------------------------------------------------------------
Allowance for loan losses at beginning of year               $1,686        $1,603
---------------------------------------------------------------------------------
Charge-offs:
 Commercial, financial, and agricultural                        271           364
 Real estate                                                      0           453
 Installment loans to individuals                                41            79
---------------------------------------------------------------------------------
Total                                                           312           896
---------------------------------------------------------------------------------
Recoveries:
 Commercial, financial, and agricultural                         99           500
 Real estate                                                     16             6
 Installment loans to individuals                                38            76
---------------------------------------------------------------------------------
Total                                                           153           582
---------------------------------------------------------------------------------
Net charge-offs                                                 159           314
Provision for loan losses                                       404           397
---------------------------------------------------------------------------------
Allowance for loan losses at end of year                     $1,931        $1,686
=================================================================================
Allowance for loan losses to average loans outstanding         2.30%         2.29%
Allowance for loan losses to net charge offs                     12X            5x

     The amounts and percentages of such components of the allowance for loan losses at December 31, 1996 and 1995, and the percentage of loans in each category to total loans are presented in the table below.



                                                  1996                    1995
                                          ----------------------  ----------------------
                                          ALLOWANCE        % OF   Allowance        % of
(Dollars in thousands)                       $      (%)   LOANS      $      (%)   Loans
---------------------------------------------------------------------------------------
Commercial, financial, and agricultural     $1,382   71%    27%     $1,051   62%    29%
Real estate                                    422   22%    67%        525   31%    65%
Installment loans to individuals               127    7%     6%        110    7%     6%
--------------------------------------------------------------------------------------
Total                                       $1,931  100%   100%     $1,686  100%   100%
======================================================================================

NON-PERFORMING ASSETS

     As a result of management's ongoing review of the loan portfolio, loans are classified as non-accrual when reasonable doubt exists as to the full or timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. These loans are classified as non-accrual, even though the presence of collateral or the borrower's financial strength may be sufficient to provide for ultimate repayment. Where appropriate, when a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Interest on non-accrual loans is recognized only when received. The amount of interest that would have been recorded during 1996 and 1995, had such loans classified as non-accrual been current in accordance with their original terms, amounted to $29,900 and $8,200, respectively. During 1996 and 1995, no interest was recognized on non-accrual loans outstanding at the end of each year.

     Non-performing assets are defined as non-accrual and renegotiated loans and other real estate acquired by foreclosure. The Company's non-performing assets as a percentage of total loans and other real estate was 1.07% at December 31, 1996 as compared to .14% in the prior year. The Bank had non-accrual loans representing one fully secured real estate loan totaling $773,000 and two fully guaranteed SBA loans totaling $149,000 at December 31, 1996 compared to only one loan totaling $111,000 at December 31, 1995. Additionally, the Company had no restructured loans at year-end 1996 or 1995. There were no loans past due 90 days or more as to principal or interest payments at either December 31, 1996 or 1995.

     The following table presents an analysis of the Company's non-performing assets as of December 31, 1996 and 1995.

                                                          December 31,
                                                         --------------
(Dollars in thousands)                                    1996    1995
-----------------------------------------------------------------------
Loans on non-accrual                                     $ 922    $111
Restructured loans                                          --      --
----------------------------------------------------------------------
Total non-performing assets                              $ 922    $111
======================================================================
Loans 90 days past due and still accruing interest       $  --    $ --

Total non-performing assets
 as a percentage of total loans and other real estate     1.07%    .14%

Loans 90 days past due and still accruing interest
 as a percentage of total loans                            -- %    -- %

     Impaired loans are defined as those loans which management believes it is probable that the Company will be unable to collect all principal or interest according to the contractual terms of the note agreement. At year-end 1996 and 1995, respectively, the Company had loans totaling $1,534,000 and $1,344,000 which were considered impaired. Included in the allowance for loan losses at the end of 1996 and 1995, respectively, the Bank specifically allocated $398,000 and $363,000 for these loans. Management is not aware of any loans classified for regulatory purposes as loss, doubtful, substandard, or special mention that have not been disclosed which 1) represent or result from trends or uncertainties, which management reasonably expects will materially impact future operating results, liquidity, or capital resources, or 2) represent material credits about which management is aware of any information which causes management to have serious doubts as to the ability of such borrowers to comply with the loan repayment terms.

LIQUIDITY AND INTEREST RATE SENSITIVITY

     Liquidity represents the ability to provide steady sources of funds for loan commitments and investment activities, as well as to provide sufficient funds to cover deposit withdrawals and payment of debt, off-balance sheet obligations and operating obligations. These funds can be obtained by converting assets to cash or by attracting new deposits. The Bank also has lines of credit available from other funding sources to provide additional funds as needed. These sources include the Federal Home Loan Bank and other correspondent financial institutions.

     At December 31, 1996, the Bank's net loans to deposit ratio was 63% compared to a ratio of 70% at December 31, 1995. Management monitors and assesses the adequacy of the Company's liquidity position on a monthly basis to ensure that sufficient sources of liquidity are maintained and available. This decrease is primarily the result of temporary deposits made on December 31, 1996. Subsequently, the net loan to deposit ratio has increased to 65% as of February 28, 1997.

     Interest rate sensitivity refers to the responsiveness of interest-bearing assets and liabilities to changes in market interest rates. The rate-sensitive position, or gap, is the difference in the volume of rate-sensitive assets and liabilities, at a given interval. The general objective of gap management is to actively manage rate-sensitive assets and liabilities to reduce the impact of interest rate fluctuations on the net interest margin. Management and the Asset/Liability Committee generally attempt to maintain a balance between rate-sensitive assets and liabilities as the exposure period is lengthened to minimize the overall interest rate risk to the Company. The asset mix of the balance sheet is continually evaluated in terms of several variables: yield, credit quality, appropriate funding sources, and liquidity. Management of the liability mix of the balance sheet focuses on expanding the various funding sources.

     The Company's interest rate sensitivity position at December 31, 1996 is presented in the table below.


(Dollars in thousands)                             ASSETS AND LIABILITIES REPRICING WITHIN
---------------------------------------------------------------------------------------------------
                                           3 MONTHS   4 TO 6   7 TO 12     1-5    OVER 5
                                           OR LESS    MONTHS    MONTHS    YEARS    YEARS    TOTAL
                                           --------  --------  --------  -------  -------  --------
Interest-earning assets:
Loans                                       $60,882  $ 3,221   $ 4,971   $15,272  $ 1,462  $ 85,808
Investment securities                         3,342    3,850     7,005    14,955    9,432    38,584
Interest-bearing deposits
 in other banks                                  74       --        --        --       --        74
Federal funds sold                           15,900       --        --        --       --    15,900
---------------------------------------------------------------------------------------------------

Total interest-earning assets                80,198    7,071    11,976    30,227   10,894   140,366
---------------------------------------------------------------------------------------------------

Interest-bearing liabilities:
Deposits                                     65,104   16,284    12,516    11,533       81   105,518
Other borrowed funds                          1,657       --        --        --       --     1,657
---------------------------------------------------------------------------------------------------

Total interest-bearing liabilities           66,761   16,284    12,516    11,533       81   107,175
---------------------------------------------------------------------------------------------------

Interest sensitivity gap                     13,437   (9,213)     (540)   18,694   10,813    33,191
---------------------------------------------------------------------------------------------------

Cumulative interest
 sensitivity gap                             13,437    4,224     3,684    22,378   33,191    33,191
===================================================================================================

Cumulative sensitivity ratio
(Cumulative interest-earning assets/
cumulative interest-bearing liabilities.)      1.20     1.05      1.04      1.21     1.31      1.31
===================================================================================================

     The Company is asset sensitive through December 31, 1997. This suggests that if interest rates should decrease over the twelve-month period, the net interest margin should decrease. Conversely, if rates increase the net interest margin would increase. Since all interest rates and yields do not adjust at the same velocity, the gap is only a general indicator of rate sensitivity. For purposes of the above repricing presentation, all demand and savings deposits are considered repricable within the shortest time period, 3 months or less, while time deposits are presented based on their contractual terms. It is the Company's policy to maintain its one year gap position in the
 .8 to 1.2 range. The one year gap reflected by the interest rate sensitivity table is 1.04, clearly indicating adherence to Company policy. Management closely monitors the Company's position, and if rates should change in either direction, will take steps to reposition itself to minimize the impact of a gap exposure.

INVESTMENT PORTFOLIO

     The following table presents maturity distribution and yields of investment securities available for sale.


                                          DECEMBER 31, 1996           December 31, 1995
                                  ---------------------------------  --------------------
                                                        YEAR-END
                                  AMORTIZED   FAIR    WEIGHTED AVG.  Amortized    Fair
(Dollars in thousands)              COST      VALUE       YIELD        Cost       Value
-----------------------------------------------------------------------------------------
U.S. TREASURY
One year or less                    $ 3,994  $ 3,998          5.92%    $   500    $   506
Over one through five years              --       --            --       1,012      1,027
-----------------------------------------------------------------------------------------
Total U.S. Treasury                   3,994    3,998          5.92%      1,512      1,533
-----------------------------------------------------------------------------------------
U.S. GOVERNMENT AGENCIES
One year or less                        500      509          7.46%        250        254
Over one through five years           5,391    5,426          6.70%      3,837      3,923
Over five years                         497      489          6.54%         --         --
-----------------------------------------------------------------------------------------
Total U.S. Government Agencies        6,388    6,424          6.75%      4,087      4,177
-----------------------------------------------------------------------------------------
MORTGAGE-BACKED SECURITIES
One year or less                        393      393          6.62%         --         --
Over one through five years           2,506    2,516          7.10%      2,656      2,690
Over five through ten years           3,110    3,143          7.49%      2,321      2,352
Over ten years                       21,367   21,426          6.81%     20,992     21,356
-----------------------------------------------------------------------------------------
Total mortgage-backed securities     27,376   27,478          7.01%     25,969     26,398
-----------------------------------------------------------------------------------------
OTHER INVESTMENTS
Over ten years                            3        3            --           2          2
-----------------------------------------------------------------------------------------
Total other investments                   3        3            --           2          2
-----------------------------------------------------------------------------------------
Total investment securities
 available for sale                 $37,761  $37,903          6.85%    $31,570    $32,110
=========================================================================================

     There were no investment securities classified as held to maturity at December 31, 1996 or December 31, 1995.

DEPOSITS

     The following table presents the average amount outstanding and the average rate paid on deposits by the Company for the years ended December 31, 1996 and 1995.


                                    1996               1995
                              -----------------  -----------------
                              AVERAGE   AVERAGE  Average   Average
(Dollars in thousands)         AMOUNT    RATE     Amount    Rate
------------------------------------------------------------------
Noninterest-bearing deposits  $ 23,628      --%  $ 20,109      --%
Interest-bearing deposits:
NOW Accounts                     8,301    2.04%     7,595    2.25%
Money market                    23,466    3.94%    20,806    4.28%
Savings deposits                 7,673    3.75%     8,459    3.29%
Other time deposits             54,408    5.64%    45,002    6.02%
-----------------------------------------------------------------
Total                         $117,476    3.84%  $101,971    3.98%
=================================================================

The following table presents the maturity of the Company's time deposits at December 31, 1996.


                          Other Time    Other Time
                           Deposits      Deposits
                           $100,000     Less Than
(Dollars in thousands)    and Greater    $100,000   Total
----------------------------------------------------------
Months to Maturity:
 3 or less                  $  9,764    $  9,565  $19,329
 Over 3 through 6              8,420       7,864   16,284
 Over 6 through 12             3,427       9,089   12,516
 Over 12                       1,498      10,116   11,614
---------------------------------------------------------

Total                       $ 23,109    $ 36,634  $59,743
=========================================================

CAPITAL ADEQUACY

     There are various primary measures of capital adequacy for banks and bank holding companies such as risk-based capital guidelines and the leverage capital ratio. See "SUPERVISION AND REGULATION - Capital Regulations."

     As of December 31, 1996, the Bank exceeded its required levels of capital. The Bank's risk-based capital ratio of Tier 1 capital to risk-weighted assets was 14.2%; its risk-based ratio of total capital to risk-weighted assets was 15.6%; and its leverage ratio was 10.2%.

INFLATION

     Inflation has an important impact on the growth of total assets in the banking industry and causes a need to increase equity capital at higher than normal rates in order to maintain an appropriate equity to assets ratio. The Company has been able to maintain an adequate level of equity, as previously mentioned, and, though inflation has not been a material factor during the last two years, management will address any future effects of inflation by managing its interest rate sensitivity gap position through its asset/liability management program, and by periodically adjusting its pricing of services and banking products to take into consideration current costs.

LINE OF BUSINESS INFORMATION

     During the past five years, the consolidated income of the Company and its subsidiaries has been provided primarily through banking activities.

                        MARKET INFORMATION AND DIVIDENDS

     On October 18, 1996, the Company's Shares became listed on the Nasdaq National Market under the symbol "SBGA". All transactions involving the sale and purchase of shares of the Common Stock known to the Company since October 18, 1996 have been facilitated through three market makers: The Robinson-Humphrey Company, Inc., J.C. Bradford and Company and Stearne, Agee and Leach. Prior to the Company's listing on the Nasdaq National Market in October 1996, Company Common Stock was not actively traded.

     The following table sets forth the high and low sale prices per share of Company Common Stock on the Nasdaq National Market, and the dividends paid per share of Company Common Stock, with respect to each period subsequent to the listing of Company Common Stock on the Nasdaq National Market on October 18, 1996. Prior to October 18, 1996, there was no established trading market for the Company Common Stock and no reliable information is available as to trades of such shares or the prices at which such shares were traded prior to October 18, 1996. Based upon the limited information available to it, the Company is aware of transactions which have resulted in shares being traded between January 1, 1995 and October 18, 1996, at prices ranging from a low of approximately $8.25 per share to a high of approximately $15.50 per share. The Company paid cash dividends of $.28 and $.31 in 1995 and 1996, respectively.

     As of April 25, 1997, the quoted purchase price for the Company's shares was $18.00 per share. There were 371 holders of record of the Company's Common Stock at April 25, 1997.


                                                                       CASH DIVIDENDS
                                                         HIGH    LOW      DECLARED
                                                         ---------------------------
1996
      Fourth Quarter (beginning October 18, 1996)......  17 1/2  14 1/2    .08
1997
      First Quarter....................................  20 5/8  16 1/2    .08
      Second Quarter  (through April 25, 1997).........  20 5/8  18         --

                     PRINCIPAL SHAREHOLDERS AND MANAGEMENT

     The following table sets forth, as of March 31, 1997, the number of shares of common stock of the Company beneficially owned by each person known to the Company to own more than five percent of the outstanding shares of common stock, by each director of the Company, and by all of the directors and executive officers of the Company as a group. Except where otherwise indicated, each individual has sole voting and investment power over the common stock listed by his or her name.



                                      Number of Shares           Percent of Class
Beneficial Owner                     Beneficially Owned         Beneficially Owned(1)
----------------                   -----------------------      ---------------------
P. Carl Unger                       30,123     (2)                     1.87%
Jack N. Halpern                     35,000     (3)                     2.17%
David Yu                            47,719     (4)                     2.96%
James S. Lai                        20,000     (5)                     1.24%
Pin Pin Chau                        13,500     (6)                      .84%
Aaron I. Alembik                    25,980     (7)                     1.61%
Gerald L. Allison                    6,602     (8)                      .41%
Bruno C. Bucari                      2,800     (9)                      .17%
Peter M. Cohen                      16,543    (10)                     1.03%
Paul C.Y. Chu                      131,188    (11)                     8.14%
H.A. Dudley, Jr.                     5,000    (12)                      .31%
Donald R. Harkleroad                31,400    (13)                     1.95%
Daniel T. Huang                    130,100    (14)                     8.07%
Shafik H. Ladha                     20,000    (15)                     1.24%
Sion Nyen (Francis) Lai             40,000    (16)                     2.48%
Roger C.C. Lin                      30,000    (17)                     1.86%
Shih Chien (Raymond) Lo              2,708    (18)                      .17%
Gary K. McClung                      3,000    (19)                      .19%
Nack Y. Paek                        20,100    (20)                     1.25%
Carl L. Patrick, Jr.                38,990    (21)                     2.42%
Cecil M. Phillips                    4,390    (22)                      .27%
W. Clayton Sparrow, Jr.             12,637    (23)                      .78%
Howard H.L. Tai                     20,000    (24)                     1.24%

All directors and executive
officers as a group (24 people)    687,780    (25)                    42.67%

---------------------

(1) Based on 1,407,688 shares outstanding as of March 31, 1997, and in the case of beneficial owners who hold options and/or warrants for shares exercisable within 60 days, includes as outstanding the number of shares subject to such options and/or warrants.
(2) Includes 13,595 shares subject to warrants received for service as an organizer of the Company.
(3) Includes 10,000 shares held by Halpern Enterprises of which Mr. Halpern is President and 17,500 shares subject to warrants received for service as an organizer of the Company.
(4) Includes 36,719 shares held by Mr. Yu and his wife, and 11,000 shares subject to options received under the Company's Key Employee Stock Option Plan.
(5) Includes 10,000 shares subject to warrants received for service as an organizer of the Company.
(6)  Includes 10,000 shares subject to options received under the Company's
     Key Employee Stock Option Plan.

(7) Includes 13,040 shares held by Mr. Alembik and his wife and 12,940 shares subject to warrants received for service as an organizer of the Company.
(8) Includes 1,951 shares subject to warrants received for service as an organizer of the Company.
(9) Includes 1,300 shares subject to warrants received for service as an organizer of the Company.
(10) Includes 340 shares held by Mr. Cohen and his wife and 3,630 shares subject to warrants received for service as an organizer of the Company.
(11) Includes 95,000 shares held by May Foong Corporation of which Mr. Chu is President and 4,000 shares subject to warrants received for service as an organizer of the Company.
(12) Represents 5,000 shares subject to options received under The Company's Key Employee Stock Option Plan.
(13) Includes 15,000 shares held by Bristol Summit Company and 1,200 shares held by The Bristol Company, both of which Mr. Harkleroad is President and 15,100 shares subject to warrants received for service as an organizer of the Company.
(14) Includes 130,100 shares held by Mr. Huang, his wife and various family members.
(15) Includes 10,000 shares held by Ladha Holdings Inc. of which Mr. Ladha is President and 10,000 shares subject to warrants received for service as an organizer of the Company.
(16) Includes 20,000 shares held by U.S. Pacific Investment Group of which Mr. Lai is President and 20,000 shares subject to warrants received for service as an organizer of the Company.
(17) Includes 15,000 shares held by a partnership of which Mr. Lin is a partner and 15,000 shares subject to warrants received for service as an organizer of the Company.
(18) Includes 208 shares subject to warrants received for service as an organizer of the Company.
(19) Represents 1,000 shares subject to warrants received from the purchase of an organizer's shares of the Company and 2,000 shares subject to options received under the Company's Key Employee Stock Option Plan.
(20) Includes 9,000 shares subject to warrants received for service as an organizer of the Company and 1,000 shares subject to warrants received from the purchase of an organizer's shares of the Company.
(21) Includes 19,495 shares subject to warrants received for service as an organizer of the Company.
(22) Represents 4,390 shares subject to warrants received for service as an organizer of the Company.
(23) Includes 6,503 shares held by Mr. Sparrow and his wife and 6,134 shares subject to warrants received for service as an organizer of the Company.
(24) Includes 10,000 shares held by Mr. Tai and his wife and 10,000 shares subject to warrants received for service as an organizer of the Company.
(25) Includes 174,243 shares subject to warrants for services as organizers of the Company, 2,000 shares subject to warrants received from the purchase of organizers' shares of the Company and 28,000 shares subject to stock options received under the Company's Key Employee Stock Option Plan exercisable within 60 days.

DIRECTORS AND EXECUTIVE OFFICERS OF THE REGISTRANT

     The Board of Directors of the Company is elected by its shareholders. The officers of the Company are selected by the Company's Board of Directors. The Company's Articles of Incorporation provide that the Board of Directors of the Company shall be divided into three classes, with each class to be as nearly equal in number as possible. The Articles of Incorporation also provide that the three classes of directors are to have staggered terms, so that the terms of only one class will expire at each annual meeting of the shareholders. The Class I directors, who were elected to three year terms at the 1996 annual meeting are Messrs. Alembik, Halpern, Francis Lai, Lo, Sparrow, Bucari, and Ms. Chau. The Class II directors, who were elected to three year terms at the 1994 annual meeting, are Messrs. Cohen, Harkleroad, Huang, Ladha, Chu, Phillips,
Tai and Unger. The Class III directors, who were elected to three year terms at the 1995 annual meeting, are Messrs. Allison, James Lai, Lin, Paek, Patrick and Yu.

     The Board of Directors of the Bank is elected by the Company as sole shareholder of the Bank. The officers of the Bank are selected by the Bank's Board of Directors. No family relationships exist among the Directors and executive officers of the Company or the Directors and executive officers of the Bank.

     The following table sets forth the directors and executive officers of the Company and the Bank, and the position each holds with the Bank:



                                            Position            Position
Name                          Age       with the Company        with the Bank
----                          ---  ---------------------------  -------------
P. Carl Unger (1)             69   Chairman of the              Director
                                   Board of Directors

Jack N. Halpern (2)           48   Vice Chairman of             --
                                   the Board of Directors

David Yu (3)                  46   Director, President          Chairman of the
                                   and Chief Executive Officer  Board of Directors

James S. Lai (4)              59   Director                     Vice Chairman of
                                                                the Board of
                                                                Directors

Pin Pin Chau (5)              57   Director, Executive Vice     Director, President
                                   President                    and Chief Executive
                                                                Officer

H.A. Dudley, Jr. (6)          48   Executive Vice President     Executive Vice
                                                                President, Senior
                                                                Lending Officer

Gary K. McClung (7)           41   Executive Vice President,    Executive Vice
                                   Chief Financial Officer      President, Chief
                                   and Secretary                Financial Officer
                                                                and Secretary

Aaron I. Alembik (8)          66   Director                     Director

Gerald L. Allison (9)         59   Director                     Director

Bruno C. Bucari (10)          56   Director                     Director

Paul C. Y. Chu (11)           46   Director                     --

Peter M. Cohen (12)           49   Director                     --

Donald R. Harkleroad (13)     53   Director                     --

Daniel T. Huang (14)          47   Director                     --

Shafik H. Ladha (15)          50   Director                     --

Sion Nyen (Francis) Lai (16)  42   Director                     Director

Roger C.C. Lin (17)           49   Director                     --

Shih Chien (Raymond) Lo (18)  52   Director                     --

Nack Y. Paek (19)             55   Director                     Director

Carl L. Patrick, Jr. (20)     50   Director                     --

Cecil M. Phillips (21)        50   Director                     --

W. Clayton Sparrow, Jr. (22)  50   Director                     --

Howard H.L. Tai (23)          65   Director                     --

(1) Dr. P. Carl Unger, has been Chairman of the Company since April 1996 and was Vice Chairman of the Bank from May 1992 through April 1995. He has been a director of the Company since its inception in July 1987, has been self-employed since 1985 as a consultant specializing in the field of human resources with clients in Europe, Australia, Canada and the United States. From 1978 to 1985, he was employed by the Campbell Soup Company. Dr. Unger was educated at Chestnut College Cambridge, Liverpool University and Columbia Pacific University. He is a member of the Royal Society of Health, the Institute of Marketing, the British Marketing Association, the American Marketing Association, and is an Incorporated Business Counsellor
     (UK).

(2) Jack N. Halpern, Vice Chairman of the Company since April 1996, has been a director of the Company since its inception in July 1987. Mr. Halpern is the President of Halpern Enterprises, Inc., an Atlanta-based owner, operator and manager of various commercial real estate ventures. His companies currently control in excess of three million square feet of retail and office space in the Atlanta area. In his capacity as a principal of Halpern Enterprises, Inc., Mr. Halpern has assisted numerous Korean and Chinese immigrants in the establishment of retail businesses in the Atlanta area. Mr. Halpern holds degrees from Harvard University and the University of Georgia Law School. He is active in various civic organizations, including serving as Campaign Chairman of the Atlanta Jewish Federation and as a Trustee of the Epstein School.

(3) David Yu is the founder and organizer of the Summit Bank Corporation and The Summit National Bank. He served as President and CEO of the company until December 1989, at which time he was elected Chairman of the Board of Directors of the Bank.

     Before organizing Summit Bank Corporation and The Summit National Bank, Mr. Yu worked for The Citizens and Southern National Bank (C&S) and First National Bank of Atlanta. From 1976 to 1980, Mr. Yu was employed as an Assistant National Bank Examiner by the Office of the Comptroller of the Currency in Atlanta.

     Mr. Yu is founder and Chairman of the Board of the Chinese Community Center and member of the Chinese American Lions Club of Atlanta. Mr. Yu serves on the Board of the Atlanta Chamber of Commerce, Zoo Atlanta, Arts and Business Council, Latin American Association, and Leadership Atlanta. Mr. Yu also serves on the Georgia Human Relations Commission and Atlanta Sister Cities Commission.

     Mr. Yu received his MBA degree in International Business from Georgia State University and his BS degree in Business Administration from Virginia Commonwealth University.

(4) James S. Lai a director of the Company since its inception in July 1987, is a Professor of Civil Engineering at the Georgia Institute of Technology. He taught at the University of Utah from 1967 to 1975, and has been at the Georgia Institute of Technology since 1975. Dr. Lai is the sole owner of Pavtec Engineering Technology, Inc. which specializes in engineering consulting. Since 1979, Dr. Lai has served as the managing partner of several real estate investments which currently include the ownership and management of Atlanta Chinatown Square. Dr. Lai was elected President of the Association of Chinese Scholars in the Southeastern United States in 1985. Dr. Lai received his Ph.D. from Brown University in 1967.

(5) Pin Pin Chau has served as President and Chief Executive Officer of the Bank and Executive Vice President of the Company since February 1993. Prior to joining the Bank, Mrs. Chau was President, Chief Executive Officer and Director of the United Orient Bank, a Manhattan based bank serving New York's Chinese Community. Her previous experience at United Orient Bank included Executive Vice President and Chief Operating Officer from July 1988 to April 1989, and Executive Vice President and Chief Lending Officer from November 1987 to July 1988.

     Mrs. Chau began her banking career in 1970 at National Westminster Bank USA where she remained until 1987. Her experience included, at various times, commercial lending for small and middle market clients, metropolitan New York branch management, management of international lending and marketing for Asia, and international trade finance for Fortune 500 companies in West and Northwest United States.

     Mrs. Chau serves on the Board of Directors for various community and educational organizations including the DeKalb Chamber of Commerce, the Atlanta College of Art, the Georgia Council on Economic Education, Consumer Credit Counseling Service, Georgia Korean American Community Center Foundation and Georgia Chinese American Association. She is a member of the Board of Deacons of the Atlanta Chinese Christian Church.

     A naturalized U.S. citizen, Mrs. Chau is a native of Hong Kong and holds a B.A. degree from Coe College, Cedar Rapids, Iowa and an M.A. degree from Yale University, New Haven, Connecticut.

(6)  H.A. Dudley, Jr. has served as Executive Vice President and Senior
     Lending Officer of the Bank since January 1991 and was elected Executive Vice President of the Company in April 1995. Prior to joining the Bank, Mr. Dudley was a Vice President of the Wachovia Bank and Trust where he served from 1983 to 1991 as a District Manager in the Atlanta Retail Bank. From 1977 to 1983, Mr. Dudley was a Vice President and Branch Coordinator of the Trust Company Bank of Columbus, Columbus, Georgia. From 1973 to 1977, Mr. Dudley served at various times as Assistant to the President and Management Auditor with First Southern Savings and Loan Association, Mobile Alabama. Mr. Dudley began his banking career in 1971 with Citizens and Southern Bank of Atlanta. Active in various community organizations, Mr. Dudley previously has served on the Board of Directors of the Sandy Springs Chamber of Commerce and the Rotary Club of Dunwoody. Mr. Dudley received his B.S. in Business Administration from Auburn University in 1971.

(7) Gary K. McClung has served as Executive Vice President, Chief Financial Officer and Secretary of the Company, and Executive Vice President, Chief Financial Officer of the Bank since April 1992. Prior to joining the Company, Mr. McClung served as the Senior Vice President/Chief Financial Officer of Fidelity National Bank and Fidelity Southern Corporation, its parent holding company, in Decatur, Georgia from 1986 to 1992. Mr. McClung also served as the Controller/Corporate Secretary of Fidelity National Bank from 1983 to 1986.

     From 1978 to 1983, Mr. McClung served as Assistant Cashier of the Bank of Sissonville in Sissonville, West Virginia. Mr. McClung began his banking career in 1972 with One Valley Bank in Charleston, West

     Virginia. Mr. McClung received his Bachelors Degree in Business Administration/Accounting from West Virginia State College.

(8) Aaron I. Alembik, a director of the Company since its inception in July 1987, is a partner in the Atlanta law firm of Alembik and Alembik. Since 1958 he has been actively engaged in the practice of real estate, business and corporate law.

     In addition to his legal practice, Mr. Alembik is involved in the ownership, management and operation of numerous real estate ventures. Mr. Alembik, who was born in France, is a naturalized U.S. citizen, and has been a resident of Atlanta since 1957. Mr. Alembik is a graduate of the School of Foreign Service, Georgetown University and the National Law Center of George Washington University. Mr. Alembik is a member of the Atlanta, Georgia, Virginia and American Bar Associations, the Atlanta Lawyers Club, and the Southern Center for International Studies.

(9) Gerald L. Allison, became a director of the Company in April 1989, and served as elected Vice Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Allison is the CEO and Chairman of AJC International, Inc., a major Atlanta-based export and import trading company for food and agricultural products. Mr. Allison obtained his B.A. in Economics from Northern Illinois University and has been a resident of Atlanta since 1967.

(10) Bruno C. Bucari, a director of the Company since February 1994, and the Bank since January 1990, served as Executive Vice President of the Company and the President of the Merchant Bank until January 31, 1991. Mr. Bucari resigned as an officer of the Company with the deactivation of the Merchant Bank and is currently a private investor. Mr. Bucari was a general manager of International Mercantile Bank in Luxembourg from 1984 (when he was hired to establish and operate the bank) until the bank was sold in December 1986.

     Mr. Bucari was a Vice President of Mercantile Bank in St. Louis, Missouri from 1974 until 1984, with responsibility for trade finance in Europe, the Middle East and Africa. Mr. Bucari was a mathematics instructor in the St. Louis public schools from 1967 until 1974, and served in the United States Peace Corps in Nigeria from 1965 to 1967. He holds a degree in Physics from the University of Illinois and an M.B.A. from the University of Missouri.

(11) Paul C.Y. Chu, a director of the Company since May 1993, is the Chairman of the Novax Group of computer software development companies. Novax was organized to provide financial management software such as accounting and point of sale for specific vertical market applicators.

     Trained as an attorney at law and certified public accountant, Mr. Chu spent three years from 1976 to 1979 with Ernst & Young as an auditor and tax consultant. From 1980 to 1983, he worked for Amerex Trading Co. as President in charge of its Taiwan operation. From 1983 to 1987 he served as chief of investments for the Ministry of Economic Affairs of Taiwan responsible for attracting foreign investments.

     Mr. Chu received his Juris Doctor degree from Pace University Law School and his MBA in finance from Columbia University Business School. He graduated from Soochaw University in Taiwan with a B.A. in Economics.

(12) Peter M. Cohen has been a director of the Company since its inception in July 1987, and served as Vice Chairman of the Board of Directors and Secretary of the Company from December 1987 until February 1990. Since 1984, Mr. Cohen has been President of Trident Corporate Services Inc., a member of the International Trident Trust Group, which provides international corporate, trust & mutual fund administration services to foreign and U.S. clients. He is also the President of Trident Trust Company (V.I.) Limited, located in St.

     Thomas, U.S. Virgin Islands, which provides trust and management services to U.S. exporters including various Fortune 500 companies.

     Mr. Cohen has practiced as an attorney both abroad and in the U.S. He was associated with the Atlanta-based office of the Wildman, Harrold, Allen, Dixon & Branch law firm from 1980 until 1984 and is a member of the Atlanta, Georgia, American and International Bar Associations. Mr. Cohen also has been a member of the adjunct faculty of Emory Law School in the areas of international law and international tax. Mr. Cohen, who is a naturalized citizen, holds degrees from Rhodes University, the University of Stellenbosch Law School and University College, University of London.

(13) Donald R. Harkleroad, a director of the Company since its inception in July 1987, is the senior partner of Harkleroad & Hermance, P.C., a law firm specializing in taxation, corporate acquisitions and financing, financial institutions, investment law, and international practice. Mr. Harkleroad is also president of The Bristol Company, a diversified investment and management holding company. Mr. Harkleroad is a graduate of the University of Georgia, and of New York University School of Law, where he was Editor-in-Chief of the Journal of International Law & Politics and is a Weinfeld Associate. Mr. Harkleroad is past Chairman of the International Law Section and of the Corporation and Banking Law Section of the State Bar of Georgia, as well as Chairman of the Taxation Committee of the American Bar Association's Business Law Section. He is Chairman of the Policy Council of the Society of International Business Fellows, and is a member of the World Economic Forum.

(14) Daniel T. Huang, a director of the company since April 1994, is President of Polyarn Corporation of Norcross, Georgia. Polyarn manufactures nylon monofilament replacement line for distribution to Central and South America and Europe in addition to the United States. Prior to establishing the United States operations of Polyarn in 1992, Mr. Huang served as General Manager for Polyarn in Taiwan.

     Prior to 1992, Mr. Huang served as manager of export and import operation for M/S San Yuan Industries, Ltd., of Taiwan. Prior to 1976, Mr. Huang managed the Research and Development Division of M/S Formosa Fishing Tackle Co.

(15) Shafik H. Ladha, has been a director of the Company since February 1988 and served as Vice Chairman of the Company from April 1994 to April 1996. Mr. Ladha has been the President/CEO of Ladha Holdings, Inc. and its wholly owned subsidiaries, a closely held business engaged in the import, export and distribution of domestic and foreign products, in the ownership and operation of hotels, and the purchase and sale of real estate. Mr. Ladha has been President/CEO of International Realty Properties (IRP), a closely held corporation engaged primarily in the business of owning and operating hotels, since 1979. The assets and liabilities of International Realty Properties, Inc. were acquired by Ladha Holdings, Inc. as of April 2, 1989. Mr. Ladha is a nationalized American citizen and is past chairman (1987-1990) of the Aga Khan Foundation, USA National Committee, and past member of the Board of Governors of the International Club of Atlanta, 1994 and 1995.

(16) Sion Nyen (Francis) Lai, a director of the Company since December 1987, has been President and principal shareholder of Fulton Beverage Center, Inc. since 1984. Prior to 1984, Mr. Lai worked with Hock Hua Bank Berhad in Sabah, Malaysia. Mr. Lai earned an Associates Degree from New York State University, and B.A. in Economics, and M.B.A. degrees from Mercer University in Atlanta.

(17) Roger C.C. Lin, a director of the Company since its inception in July 1987, has been the President of Oriental Treasure Imports, Inc., an importer and distributor of merchandise to the U.S. since 1983. From 1978 to 1982, he was President of Li Kun Enterprises Company, Ltd., an import-export concern. Mr. Lin is a founder and the Charter President of the Chinese-American Lions Club of Atlanta, and a founder and vice president of the Taiwan Chamber of Commerce in Atlanta. In addition, Mr. Lin is a honorary member of the Board of

     Directors of the National Chinese-American Jewelry Association, Chairman of the Board of Directors of the Chinese Buddhist Association in Atlanta, and is a majority shareholder and sole general partner of Asian Square Shopping Center in Atlanta. Mr. Lin received his degree from Tang-Kang University in Taiwan.

(18) Shih Chien (Raymond) Lo, a director of the Company since December 1987, is the President of Lo Brothers Associates, an exporter of lumber and importer of woodworking machinery. Prior to that, Mr. Lo was employed by Roberts and Company, architects, and by Portman and Associates. Mr. Lo earned a Masters Degree in Architecture from the Georgia Institute of Technology.

(19) Nack Y. Paek, a director of the Company since its inception in July 1987, served as Chairman of the Board from May 1992 to April 1994. He is President of Government Loan Service Corp., Inc. which specializes in originating and servicing SBA loans. Mr. Paek obtained a B.S. degree from Seoul National University and an M.B.A. from Northern Illinois University. His business experience includes management positions with Korea
     Explosive Manufacturing Co., Seoul, and Continental Insurance Co., Atlanta, where he was Director of Regional Auditing. From 1980 to 1990, Mr. Paek was sole owner of the local accounting firm of Nack Y. Paek, P.C. with its clientele being predominantly members of the Korean, Chinese and Japanese immigrant communities. Mr. Paek is a member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants.

(20) Carl L. Patrick, Jr., has been a director since the inception of the Company in July 1987 and served as Chairman of the Board of Directors of the Company from February 1990 to May 1992. Mr. Patrick is a lawyer and a certified public accountant (CPA) with degrees from Duke University, Georgia State University and the University of Georgia School of Law. As a CPA with Arthur Andersen & Co. and with Arthur Young & Co. for an aggregate of approximately ten years, Mr. Patrick had extensive exposure to the accounting and tax aspects of real estate, banking, insurance, and manufacturing. Mr. Patrick is a member of the American and Georgia Bar Associations, and the American Institute of Certified Public Accountants. He is a director and principal shareholder of Carmike Cinemas, Inc., a publicly-owned company whose shares are traded on the NYSE, and co-Chairman of PGL Entertainment Corporation, a local motion picture production company in Atlanta.

(21) Cecil M. Phillips, has been a director of the Company since its inception in July 1987, and was Chairman of the Board of Directors of the Company from July 1987 until December 1989. Mr. Phillips is the principal of Phillips International L.P., a merchant banking and investment firm established in 1983 which focuses on off-shore financings, reverse investments and exporting and importing. Mr. Phillips received his B.A. from the University of Missouri and J.D. degree from the University of Michigan.

     Mr. Phillips began practicing law in 1971 with the Atlanta law firm of Alston & Bird. From 1979 to 1983 he was also the Executive Assistant to Governor George Busbee. Mr. Phillips previously served as Vice President and General Counsel of Rock Tenn Company. Mr. Phillips is a member and past Chairman of the Board of the International Business Council, and a past member of the Board of Directors of Fortune Financial Group, Inc. He currently is a Director of U.K. Capital, Inc. and Regina, PLC.

(22) W. Clayton Sparrow, Jr., Chairman of the Board from April 1994 through April 1996, has been a director of the Company since its inception in July 1987 and is a partner in the Atlanta law firm of Glass, McCullough, Sherrill & Harrold. Mr. Sparrow's corporate and business law practice includes the general counsel representation of domestic and multinational sales and manufacturing businesses. His professional activities include membership in the American and International Bar Associations, the State Bar of Georgia, and past Chairman of the International Transactions Section and Director of the Atlanta Bar Association. Mr. Sparrow is a graduate of the Georgia Institute of Technology (BS Physics), Georgia State University (MBA Finance) and the University of Georgia Law School. He is a Director and past President of the Georgia State University Alumni Association, and has held Director and officer positions with the DeKalb Chamber of Commerce, the

     Japan-American Society, the Korea U.S. Chamber of Commerce and the Georgia Tech Alumni Association. He retired from the Naval Reserve in the rank of Captain.

(23) Howard H. L. Tai, a director of the Company since its inception in July 1987, served as Executive Vice President of the Company from October 1987 until September 1988. Mr. Tai has been an Atlanta-based real estate investor since 1981. Mr. Tai is a graduate of the College of Law of the National University of Taiwan and holds a master of law degree from Waseda University of Tokyo, Japan. Prior business experience includes serving as Executive Vice President of Shin-kong Synthetic Fibers Corporation located in Taiwan, the Republic of China.

                             EXECUTIVE COMPENSATION

     The following table shows the cash compensation paid by the Company during the years ended December 31, 1996, 1995, and 1994, to the Company's Chief Executive Officer and each of the other executive officers of the Company who earned more than $100,000 in compensation during the year ended December 31, 1996.

                           SUMMARY COMPENSATION TABLE


                                                                          LONG-TERM
                                                                         COMPENSATION
                                                 ANNUAL COMPENSATION        AWARDS
                                       --------------------------------- -----------
                                                             OTHER        SECURITIES
  NAME AND PRINCIPAL COMPANY                                 ANNUAL       UNDERLYING          ALL OTHER
    OR SUBSIDIARY POSITION       YEAR  SALARY    BONUS    COMPENSATION   OPTIONS/SARS      COMPENSATION
-------------------------------  ----  ------    -----    ------------   ------------      ------------
DAVID YU.......................  1996  $107,200  $36,872     --              --                 --
President and Chief Executive    1995   103,100   41,544     --              --                 --
 Officer of the Company          1994    96,667   39,049     --              --                 --

PIN PIN CHAU...................  1996   131,250   73,744 $ 9,711(1)          --              $4,400(3)
Executive Vice President of the  1995   130,729   83,088   9,611(1)          --               4,400(3)
 Company; President and Chief    1994   125,000   78,098  14,384(2)       $10,000             4,400(3)
 Executive Officer of the Bank

GARY K. MCCLUNG................  1996    88,000   36,872     --              --                 --
Executive Vice President and     1995    83,900   41,544     --              --                 --
 Chief Financial Officer         1994    78,575   39,049     --             2,000               --
 of the Company and the Bank

H.A. DUDLEY, JR................  1996    85,000   36,872     --              --                 --
Executive Vice President         1995    81,400   41,544     --              --                 --
 of the Bank                     1994    77,300   39,049     --             2,000               --
=======================================================================================================

(1) Non-cash compensation representing personal use of a vehicle provided by the Company.
(2) Includes $5,000 of payments by the Company for relocation expenses of Ms. Chau and $9,384 of non-cash compensation representing personal use of a vehicle provided by the Company.
(3)  Consists of deferred compensation paid by the Company.

STOCK OPTION GRANTS

     There were no stock options or stock appreciation rights granted to any executive officers listed in the Summary Compensation Table during the fiscal year ended December 31, 1996.

OPTION EXERCISES AND HOLDINGS

     The following table sets forth information with respect to the executive officers listed in the Summary Compensation Table concerning unexercised options held as of the end of 1996. There were no options exercised during the year ended December 31, 1996.

                          1996 YEAR-END OPTION VALUES


                    NUMBER OF SECURITIES
                   UNDERLYING UNEXERCISED    VALUE OF UNEXERCISED IN-THE-MONEY
                  OPTIONS AT 1996 YEAR END       OPTIONS AT 1996 YEAR END(1)
NAME              EXERCISABLE/UNEXERCISABLE       EXERCISABLE/UNEXERCISABLE
----              -------------------------       -------------------------
David Yu                  11,000/0                   $79,750/0
Pin Pin Chau              10,000/0                   $72,500/0
Gary K. McClung            2,000/0                   $14,500/0
H.A. Dudley, Jr.           5,000/0                   $36,250/0

--------------------

(1) Based on the quoted market value per share of the Company's common stock on December 31, 1996 of $17.25 per share.

SEVERANCE AGREEMENTS

     In August 1995, the Board of Directors entered into severance agreements with each of the four (4) executive officers of the Bank. The agreements basically provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's base salary. The agreements also provide for the awarding of certain ungranted long-term stock option incentives to the executives in the event of an involuntary termination. At December 31, 1996, there were 16,000 ungranted long-term stock options available to executives, 6,400 of which would be available to Bank President/CEO Chau and 3,200 of which would be available to each of the remaining three executives. These agreements have continuing three
(3) year terms.

DIRECTOR COMPENSATION

     During 1996, the Company paid directors of the Company a fee of $300 per meeting for their services as directors. Total fees of $21,300 were paid to Company directors under this arrangement. The Bank pays each director who is not an employee of the Bank a fee of $300 for each meeting of the Board of Directors of the Bank and $50 for each board committee meeting attended. Pursuant to this arrangement, the Bank paid $31,700 in directors' fees in 1996.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's compensation committee consists of James S. Lai, Aaron I. Alembik, and Sion Nyen (Francis) Lai. No member of the compensation committee is an employee of the Company or the Bank.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Certain officers and directors of the Company have deposit accounts with the Bank and may have other transactions with the Company or the Bank, including loans in the ordinary course of business. All loans or other extensions of credit made by the Bank or the Company to officers, directors and principal shareholders of the Company and to affiliates of such persons have been made in the ordinary course of business on terms, including interest rates and collateral, deemed by the Bank or the Company to be substantially the same as those prevailing at the time of comparable transactions with independent third parties and do not involve more than the normal risk of collectibility or present other unfavorable features.

     During the last fiscal year, the Company retained the following law firms (as well as others) to provide certain legal services to the Company, and may employ each of the firms during the current fiscal year: Alembik and Alembik, of which Mr. Alembik, a director of the Company and the Bank, is a partner; Harkleroad & Hermence, P.C., of which Mr. Harkleroad, a director of the Company, is a partner; and Glass, McCullough, Sherrill & Harrold, of which Mr. Sparrow, a director of the Company, is a partner.

     The Bank entered into an agreement in 1990 with Government Loan Service Corporation, Inc., a company in which a director, Mr. Nack Paek, is sole shareholder. The loan agreement governs the referral and presentation of completed SBA loan applications to the Bank of this company on behalf of certain prospective borrowers. The agreement includes certain conditions designed to safeguard the Bank from prospective losses, including requirements that all referred loans be subjected to full review by a Bank loan committee and that any income derived by this company from an approved referred loan is subject to recourse by the Bank in the event of any loss within 24 months of such specific loan approval. There were no loans originated under this agreement in 1996.

                            DESCRIPTION OF WARRANTS

GENERAL

     The Warrants are exerciseable for cash at an exercise price (the "Exercise Price") equal to $10.00 per share.

EXERCISE

     Each Warrant Agreement may be exercised in whole or in part any time prior to the close of business on March 10, 1998. A Warrant may be exercised by a written notice (an "Exercise Notice") delivered to the Company's Secretary at the Company's principal executive offices stating the holder's election to exercise and the number of Shares with respect to which the Warrant is being exercised. The Warrant Agreement must be surrendered.

     Payment of the Exercise Price must be by a certified or bank cashier's check. In the event of a partial exercise, the Company may issue either a new Warrant Agreement or may conspicuously note on the original Warrant Agreement the number of Shares purchased pursuant to such exercise and the number of Shares thereafter covered by such agreement.

     The Company is not required to issue or deliver any certificates for Shares of the Company Common Stock purchased upon exercise of the Warrant or any portion thereof prior to the fulfillment of the following conditions: (i) the admission of such Shares for listing on all stock exchanges on which the Common Stock is then listed, (ii) the completion of any registration or other qualification of such Shares which the Company shall deem necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body, (iii) the obtaining of any approval or other clearance from any federal or state governmental agency or body, which the Company shall determine to be necessary or advisable, and (iv) the lapse of such reasonable period of time following the exercise of the Warrant as the Company from time to time may establish for reasons of administrative convenience. Furthermore, the

Company has no obligation to obtain the fulfillment of these conditions. However, as of the date of this Prospectus, the conditions set forth in (i),
(ii) and (iii) above have been satisfied, and while no assurances can be given, the Company anticipates that such conditions shall remain satisfied throughout the period during which the Warrants may be exercised.

     Until the issuance of Shares upon exercise of a Warrant, the holder of such Warrant shall have no rights as a Company shareholder with respect to the Shares issuable upon such exercise.

TRANSFER RESTRICTIONS

     Transfer of the Warrants is restricted. Neither the Warrant nor any interest therein may be transferred in any manner except to the partners of any partnerships which received warrants, or by will or the laws of descent or distribution or as otherwise approved by the Company. All such persons, including the original holders, and their administrators, executors, heirs, legal and personal representatives, successors and assigns shall be bound by the Warrant Agreement.

ANTI-DILUTION PROVISIONS

     The anti-dilution provisions specify that in the event of any subdivision, dividend payable in Common Stock, or combination of Shares into a smaller number of Shares, the Exercise Price and the number and kind of Shares receivable upon exercise of a Warrant shall be proportionally adjusted.

     Adjustments shall also be made in the event of any capital reorganization or reclassification or any merger or consolidation with any other corporation, or the sale of all or substantially all assets of the Company. After such event, each Warrant shall be exercisable upon the terms and conditions specified in the Warrant Agreement for the same number of shares of capital stock, other securities, assets or cash of the Company or successor entity (or its parent entity) to which a holder of the number of Shares receivable upon exercise of the Warrants at the time of such event would be entitled.

                      DESCRIPTION OF COMPANY CAPITAL STOCK

     The following information concerning the Company's capital stock summarizes certain provisions of the Company's Articles of Incorporation and certain statutes regulating the rights of holders of Company capital stock.
The information does not purport to be a complete description of such matters and is qualified in all respects by the provisions of the Company's Articles of Incorporation and the corporate laws of the State of Georgia.

COMPANY COMMON STOCK

     The Company's Articles of Incorporation authorize the Company's Board of Directors to issue a maximum of 100,000,000 shares of $.01 par value Common Stock. As of the date of this Prospectus, 1,407,688 Shares were issued and outstanding. Holders of Company Common Stock are entitled to receive such dividends as may be declared by the Company's Board from funds legally available therefor. Presently, all voting rights are vested in the holders of Shares, with each such Share being entitled to one vote. The holders of Company Common Stock are not entitled to cumulative voting rights in the election of directors. In the event of liquidation, holders of Common Stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares hold by them. Holders of Company Common Stock do not have any preemptive rights to subscribe to any additional securities which may be issued by the Company. The outstanding Shares are fully paid and nonassessable. Pursuant to the Company's Articles of Incorporation, the rights of the holders of Company Common Stock are subject to the rights of the holders of Company Special Stock. See "MARKET INFORMATION AND DIVIDENDS".

     In the event that the Company intends to undertake a transaction effectuating (i) a business merger or consolidation of the Company with another entity which is directly or indirectly the beneficial owner of more than five percent (5%) of all outstanding shares of Company Common Stock (a "Related Entity"); (ii) the sale or exchange by the Company of all or a substantial part of its assets with a Related Entity; (iii) the issuance or delivery by the Company of any stock or other securities in exchange or payment for any properties or assets of a Related Entity; or (iv) the dissolution of the Company, then the Articles of Incorporation of the Company shall require for approval of the transaction the affirmative vote of the holders of not less than sixty-six and two thirds percent (66 2/3%) of the outstanding Common Stock of the Company entitled to vote with respect to such transaction (the "Special Voting Requirement"). Notwithstanding the foregoing, the Special Voting Requirement shall not apply to transactions approved by the affirmative vote of not less than eighty percent (80%) of the directors, nor shall it apply to transactions solely between the Company and another entity fifty percent (50%) or more of the voting stock or voting equity interests of which is owned by the Company.

SPECIAL STOCK

     The Company's Articles of Incorporation authorize the Company's Board, without further shareholder action, to issue, from time to time, a maximum of 20,000,000 shares of special stock, no par value ("Special Stock"), in one or more series, upon such terms, at such times and for such consideration as the Company's Board may determine. The Board's authority includes determination of: (i) the number of shares in any series and the designation thereof; (ii) rights as to dividends; (iii) redemption and sinking funds provisions, if any;
(iv) voting rights, if any; (v) conversion of exchange rights, if any; and (vi) the rights of the holders upon the dissolution, or upon the distribution of assets, of the Company. Any shares of special stock which may be issued may have priority over Shares of Company Common Stock as to payment of dividends and upon liquidation.

                           SUPERVISION AND REGULATION

     The Company and the Bank are subject to state and federal banking laws and regulations which impose specific requirements or restrictions and provide for general regulatory oversight with respect to virtually all aspects of operations. These laws and regulations are generally intended to protect depositors, not stockholders. To the extent that the following summary describes statutory or regulatory provisions, it is qualified in its entirety by reference to the particular statutory and regulatory provisions. Any change in applicable laws or regulations may have a material effect on the business and prospects of the Company. Beginning with the enactment of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 ("FIRREA") and following with the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), numerous additional regulatory requirements have been placed on the banking industry in the past five years, and additional changes have been proposed. The operations of the Company and the Bank may be affected by legislative changes and the policies of various regulatory authorities. The Company is unable to predict the nature or the extent of the effect on its business and earnings that fiscal or monetary policies, economic control, or new federal or state legislation may have in the future.

FEDERAL BANK HOLDING COMPANY REGULATION

     The Company is a bank holding company within the meaning of the Bank Holding Company Act of 1956, as amended (the "BHCA").

     Under the BHCA, the Company is subject to periodic examination by the Federal Reserve and is required to file periodic reports of its operations and such additional information as the Federal Reserve may require. The Company's and the Bank's activities are limited to banking, managing or controlling banks, furnishing services to or performing services for its subsidiaries, or engaging in any other activity that the Federal Reserve determines to be so closely related to banking or managing or controlling banks as to be a proper incident thereto.

     Investments, Control, and Activities. With certain limited exceptions, the BHCA requires every bank holding company to obtain the prior approval of the Federal Reserve before (i) acquiring substantially all the assets of any bank, (ii) acquiring direct or indirect ownership or control of any voting shares of any bank if after such acquisition it would own or control more than 5% of the voting shares of such bank (unless it already owns or controls the majority of such shares), or (iii) merging or consolidating with another bank holding company.

     In addition, and subject to certain exceptions, the BHCA and the Change in Bank Control Act, together with regulations thereunder, require Federal Reserve approval (or, depending on the circumstances, no notice of disapproval) prior to any person or company acquiring "control" of a bank holding company, such as the Company. Control is conclusively presumed to exist if an individual or company acquires 25% or more of any class of voting securities of the bank holding company. In the case of the Company, under Federal Reserve regulations control will be rebuttably presumed to exist if a person acquires at least 10% of the outstanding shares of any class of voting securities since the Company has registered the Common Stock under the Securities Exchange Act. The regulations provide a procedure for challenge of the rebuttable control presumption.

     Under the BHCA, the Company is generally prohibited from engaging in, or acquiring direct or indirect control of more than 5% of the voting shares of any company engaged in nonbanking activities, unless the Federal Reserve, by order or regulation, has found those activities to be so closely related to banking or managing or controlling banks as to be a proper incident thereto. Some of the activities that the Federal Reserve has determined by regulation to be proper incidents to the business of banking include making or servicing loans and certain types of leases, engaging in certain insurance and discount brokerage activities, performing certain data processing services, acting in certain circumstances as a fiduciary or investment or financial advisor, owning savings associations, and making investments in certain corporations or projects designed primarily to promote community welfare.

     Source of Strength; Cross-Guarantee. In accordance with Federal Reserve policy, the Company is expected to act as a source of financial strength to the Bank and to commit resources to support the Bank in circumstances in which the Company might not otherwise do so. Under the BHCA, the Federal Reserve may require a bank holding company to terminate any activity or relinquish control of a nonbank subsidiary (other than a nonbank subsidiary of a bank) upon the Federal Reserve's determination that such activity or control constitutes a serious risk to the financial soundness or stability of any subsidiary depository institution of the bank holding company. Further, federal bank regulatory authorities have additional discretion to require a bank holding company to divest itself of any bank or nonbank subsidiary if the agency determines that divestiture may aid the depository institution's financial condition. The Bank may be required to indemnify, or cross-guarantee, the FDIC against losses it incurs with respect to any other bank controlled by the Company, which in effect makes the Company's equity investments in healthy bank subsidiaries available to the FDIC to assist any failing or failed bank subsidiary of the Company.

THE BANK

     General. The Bank is a national banking association and member of the Federal Reserve System. The Office of Comptroller of the Currency (the "OCC") is the primary regulator for the Bank. The OCC regulates or monitors all areas of the Bank's operations, including security devices and procedures, adequacy of capitalization and loss reserves, loans, investments, borrowings, deposits, mergers, issuances of securities, payment of dividends, interest rates payable on deposits, interest rates or fees chargeable on loans, establishment of branches, corporate reorganizations, maintenance of books and records, and adequacy of staff training to carry on safe lending and deposit gathering practices. The Bank must maintain certain capital ratios and is subject to limitations on aggregate investments in real estate, bank premises, and furniture and fixtures.

     Under FDICIA, all insured institutions must undergo regular on-site examination by their appropriate banking agency. The cost of examinations of insured depository institutions and any affiliates may be assessed by the appropriate agency against each institution or affiliate as it deems necessary or appropriate. Insured institutions are required to submit annual reports to the FDIC and the appropriate agency (and state supervisor when applicable). FDICIA also directs the FDIC to develop with other appropriate agencies a method for insured depository institutions to provide supplemental disclosure of the estimated fair market value of assets and liabilities, to the extent feasible and practicable, in any balance sheet, financial statement, report of condition or any other report of any insured depository institution. FDICIA also requires the federal banking regulatory agencies to prescribe, by regulation, standards for all insured depository institutions and depository institution holding companies relating, among other things, to: (i) internal controls, information systems, and audit systems; (ii) loan documentation; (iii) credit underwriting;
(iv) interest rate risk exposure; and (v) asset quality.

     Transactions With Affiliates and Insiders. The Bank is subject to the provisions of Section 23A of the Federal Reserve Act, which place limits on the amount of loans or extensions of credit to, or investments in, or certain other transactions with, affiliates and on the amount of advances to third parties collateralized by the securities or obligations of affiliates. In addition, most of these loans and certain other transactions must be secured in prescribed amounts. The Bank is also subject to the provisions of Section 23B of the Federal Reserve Act that, among other things, prohibit an institution from engaging in certain transactions with certain affiliates unless the transactions are on terms substantially the same, or at least as favorable to such institution or its subsidiaries, as those prevailing at the time for comparable transactions with non-affiliated companies. The Bank is subject to certain restrictions on extensions of credit to executive officers, directors, certain principal stockholders, and their related interests. Such extensions of credit (i) must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with third parties and (ii) must not involve more than the normal risk of repayment or present other unfavorable features.

     Branching and Geographic Expansion. Georgia law presently permits the establishment of branches by a state or national bank located in Georgia with certain limitations. In 1996 the State Legislature passed a bill allowing banks in the State of Georgia to establish branches in any three additional counties after July 1, 1996. Additionally, the bill allows banks to establish branches in any county after July 1, 1998.

     The BHCA, as amended by the Interstate banking provisions of the Riegle-Neal Interstate Banking and Branch Efficiency Act of 1994 ("Interstate Banking Act"), which became effective on September 29, 1995, repealed the prior statutory restrictions on interstate acquisitions of banks by bank holding companies, such that the Company and any other bank holding company located in Georgia may now acquire a bank located in any other state, and any bank holding company located outside Georgia may lawfully acquire any bank based in another state, regardless of state law to the contrary, in either case subject to certain deposit-percentage, aging requirements, and other restrictions. The Interstate Banking Act also generally provides that, after June 1, 1997, national and state-chartered banks may branch interstate through acquisitions of banks in other states. By adopting legislation prior to that date, a state has the ability either to "opt in" and accelerate the date after which interstate branching is permissible or "opt out" and prohibit interstate branching altogether. In March 1996, the Georgia legislature adopted legislation opting into interstate branching. The Georgia legislation also provides that an out-of-state bank may not enter the State of Georgia through a de novo branch, nor may it enter through the acquisition of less than substantially all of the assets of an existing bank.

     Community Reinvestment Act. The Community Reinvestment Act requires that each insured depository institution shall be evaluated by its primary federal regulator with respect to its record in meeting the credit needs of its local community, including low and moderate income neighborhoods, consistent with the safe and sound operation of those institutions. These factors are also considered in evaluating mergers, acquisitions, and applications to open a branch or facility. The Bank received a satisfactory rating in its most recent evaluation.

     Other Regulations. Interest and certain other charges collected or contracted for by the Bank are subject to state usury laws and certain federal laws concerning interest rates. The Bank's loan operations are also subject to certain federal laws applicable to credit transactions, such as the federal Truth-In-Lending Act governing disclosures of credit terms to consumer borrowers, the Home Mortgage Disclosure Act of 1975 requiring financial institutions to provide information to enable the public and public officials to determine whether a financial institution is fulfilling its obligation to help meet the housing needs of the community it serves, the Equal Credit Opportunity Act prohibiting discrimination on the basis of race, creed or other prohibited factors in extending credit, the Fair Credit Reporting Act of 1978 governing the use and provision of information to credit reporting agencies, the Fair Debt Collection Act governing the manner in which consumer debts may be collected by collection agencies, and the rules and regulations of the various federal agencies charged with the responsibility of implementing such federal laws. The deposit operations of the Bank also are subject to the Right to Financial Privacy Act, which imposes a duty to maintain confidentiality of consumer financial records and prescribes procedures for complying with administrative subpoenas of financial records, and the Electronic Funds Transfer Act and Regulation E issued by the Federal Reserve Board to implement that act, which governs automatic deposits to and withdrawals from deposit accounts and customers' rights and liabilities arising from the use of automated teller machines and other electronic banking services.

     FDICIA directs that each federal banking regulatory agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit system, loan documentation, credit underwriting, interest rate exposure, asset growth compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares, and such other standards as the agency deems appropriate. FDICIA also contains a variety of other provisions that may affect the operations of the Company and the Bank, including new reporting requirements, regulatory standards for estate lending, "truth in savings" provisions, the requirement that a depository institution give 90 days prior notice to customers and regulatory authorities before closing any branch, and a prohibition on the acceptance or renewal of brokered deposits by depository institutions that are not well capitalized or are adequately capitalized and have not received a waiver from the FDIC. Under regulations relating to brokered deposits, the Bank is well capitalized and not restricted.

ENFORCEMENT POLICIES AND ACTIONS

     FIRREA and subsequent federal legislation significantly increased the enforcement authorities of the FDIC and other federal depository institution regulators, and authorizes the imposition of civil money penalties up to $1 million per day. Persons who are affiliated with depository institutions can be removed from any office held in such institution and banned for life from participating in the affairs of any such institution. The banking regulators have not hesitated to use the new enforcement authorities provided under FIRREA.

DEPOSIT INSURANCE

     The deposits of the Bank are currently insured to a maximum of $100,000 per depositor, subject to certain aggregation rules. The FDIC establishes rates for the payment of premiums by federally insured banks and thrifts for deposit insurance. Separate insurance funds (BIF, the Bank Insurance Fund, and SAIF, the Savings Association Insurance Fund) are maintained for commercial banks and thrifts, with insurance premiums from the industry used to offset losses from insurance payouts when banks and thrifts fail. Due to the high rate of failures in recent years, the FDIC has adopted a risk-based deposit insurance premium system for all insured depository institutions, including the Bank, which requires that a depository institution pay to BIF or SAIF from $.04 to $.31 per $100 of insured deposits depending on its capital levels and risk profile, as determined by its primary federal regulator on a semi-annual basis.

     In 1995, the FDIC declared the BIF fully funded, and assessments were suspended on certain financial institutions until further notice. The assessment for the Bank was suspended through December 1996 under this ruling, however, in 1996 the Bank was notified that assessments will be reinstated in 1997. Because the Bank's risk classification is the lowest allowable, the Bank will not be required to pay an assessment for deposit insurance in 1997. The Bank will be required to pay a premium for the new "Financing Corporation
(FICO) payment" which is a result of the Deposit Insurance Act of 1996. Any increase in deposit insurance premiums for the Bank will increase its cost of funds, and there can be no assurance that such cost can be passed on to the Bank's customers.

DIVIDENDS

     The principal source of the Company's cash revenues comes from dividends received from the Bank. The amount of dividends that may be paid by the Bank to the Company depends on the Bank's earnings and capital position and is limited by federal and state law, regulations, and policies. In addition, the Board of Governors of the Federal Reserve Bank has stated that bank holding companies should refrain from or limit dividend increases or reduce or eliminate dividends under circumstances in which the bank holding company fails to meet minimum capital requirements or in which its earnings are impaired.

     As a national bank, the Bank may not pay dividends from its paid-in-capital. All dividends must be paid out of undivided profits then on hand, after deducting expenses, including reserves for losses and bad debts.
In addition, a national bank is prohibited from declaring a dividend on its shares of common stock until its surplus equals its stated capital, unless there has been transferred to surplus no less than one-tenth of the bank's net profits of the preceding two consecutive half-year periods (in the case of an annual dividend). The approval of the OCC is required if the total of all dividends declared by a national bank in any calendar year exceeds the total of its net profits for that year combined with its retained net profits for the preceding two years, less any required transfers to surplus.

     Under FDICIA, the Bank may not pay a dividend if, after paying the dividend, the Bank would be undercapitalized. See "-- Capital Regulations" below.

CAPITAL REGULATIONS

     The federal bank regulatory authorities have adopted risk-based capital guidelines for banks and bank holding companies that are designed to make regulatory capital requirements more sensitive to differences in risk profile among banks and bank holding companies, account for off-balance sheet exposure, and minimize disincentives for holding liquid assets. The resulting capital ratios represent qualifying capital as a percentage of total risk-weighted assets and off-balance sheet items. The guidelines are minimums, and the federal regulators have noted that banks and bank holding companies contemplating significant expansion programs should not allow expansion to diminish their capital ratios and should maintain ratios well in excess of the minimums. The current guidelines require all bank holding companies and federally-regulated banks to maintain a minimum risk-based total capital ratio equal to 8%, of which at least 4% must be Tier 1 capital. Tier 1 capital includes stockholders' equity, qualifying perpetual preferred stock, and minority interests in equity accounts of consolidated subsidiaries, but excludes goodwill and most other intangible assets and excludes the allowance for loan and lease losses. Tier 2 capital includes the excess of any preferred stock not included in Tier 1 capital, mandatory convertible securities, hybrid capital instruments, subordinated debt and intermediate-term preferred stock, and general reserves for loan and lease losses up to 1.25% of risk-weighted assets.

     Under these guidelines, banks' and bank holding companies' assets are given risk-weights of 0%, 20%, 50%, or 100%. In addition, certain off-balance sheet items are given credit conversion factors to convert them to asset equivalent amounts to which an appropriate risk-weight will apply. These computations result in the total risk-weighted assets. Most loans are assigned to the 100% risk category, except for first mortgage loans fully secured by residential property and, under certain circumstances, residential construction loans, both of which carry a 50% rating. Most investment securities are assigned to the 20% category, except for municipal or state revenue bonds, which have a 50% rating, and direct obligations of or obligations guaranteed by the United States Treasury or United States Government agencies, which have a 0% rating.

     The federal bank regulatory authorities have also implemented a leverage ratio, which is Tier 1 capital as a percentage of average total assets less intangible assets, to be used as a supplement to the risk-based guidelines. The principal objective of the leverage ratio is to place a constraint on the maximum degree to which a bank holding company may leverage its equity capital base. The minimum required leverage ratio for top-rated institutions is 3%, but most institutions are required to maintain an additional cushion of at least 100 to 200 basis points.

     FDICIA established a capital-based regulatory plan designed to promote early intervention for troubled banks and requires the FDIC to choose the least expensive resolution of bank failures. The capital-based regulatory framework contains five categories of compliance with regulatory capital requirements, including "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To qualify as a "well capitalized" institution, a bank must have a leverage ratio of no less than 5%, a Tier 1 risk-based ratio of no less than 6%, and a total risk-based capital ratio of no less than 10%, and the bank must not be under any order or directive from the appropriate regulatory agency to meet and maintain a specific capital level. As of December 31, 1996, the Company and the Bank were qualified as "well-capitalized." See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS."

     Under the FDICIA regulations, the applicable agency can treat an institution as if it were in the next lower category if the agency determines (after notice and an opportunity for hearing) that the institution is in an unsafe or unsound condition or is engaging in an unsafe or unsound practice. The degree of regulatory scrutiny of a financial institution will increase, and the permissible activities of the institution will decrease, as it moves downward through the capital categories. Institutions that fall into one of the three undercapitalized categories may be required to (i) submit a capital restoration plan; (ii) raise additional capital; (iii) restrict their growth, deposit interest rates, and other activities; (iv) improve their management;
(v) eliminate management fees; or (vi) divest themselves of all or a part of their operations. Bank holding companies controlling financial institutions can be called upon to boost the institutions' capital and to partially guarantee the institutions' performance under their capital restoration plans.

     These capital guidelines can affect the Company in several ways. Rapid growth, poor loan portfolio performance, or poor earnings performance, or a combination of these factors, could change the Company's capital position in a relatively short period of time, making an additional capital infusion necessary.

     FDICIA requires the federal banking regulators to revise the risk-based capital standards to provide for explicit consideration of interest-rate risk, concentration of credit risk, and the risks of non-traditional activities. It is uncertain what effect these regulations, when implemented, would have on the Company and the Bank.

     The following table shows the leverage and risk-based regulatory capital ratios at December 31, 1996, and December 31, 1995 for the Bank.


                                    ANALYSIS OF CAPITAL
                       ------------------------------------------------------
                           REQUIRED          ACTUAL               EXCESS
                           --------          ------               ------
                        AMOUNT     %     AMOUNT       %      AMOUNT        %
                       ------------------------------------------------------
(Amounts in thousands,
 except percentages)

DECEMBER 31, 1996:
Risk-based capital:
 Total capital          $7,838  8.0%      $15,146  15.6%    $7,308       7.6%
 Tier 1 capital          3,919  4.0       $13,913  14.2      9,994      10.2
Tier 1 leverage ratio    5,467  4.0       $13,913  10.2      8,446       6.2

DECEMBER 31, 1995:
Risk-based capital:
 Total capital          $7,103  8.0%      $13,678  15.4%    $6,576       7.4%
 Tier 1 capital          3,551  4.0        12,568  14.2      9,017      10.2
Tier 1 leverage ratio    4,753  4.0        12,568  10.6      7,815       6.6

RECENT LEGISLATIVE DEVELOPMENTS

     Revisions to the Bank Secrecy Act in 1996 affected numerous issues, including suspicious activity reporting, funds transfer recording keeping, interim exemption rules, and the definition of "exempt persons" and the way in which banks designate exempt customers.

     The Economic Growth and Regulatory Paperwork Reduction Act of 1996 was enacted in September 1996. This Act primarily provided arrangements for the recapitalization of the SAIF and regulatory relief for bank holding companies in several significant areas. Bank holding companies, that also owned savings associations and were, therefore, subject to regulation by the Office of Thrift Supervision ("OTS") as savings and loan holding companies, were relieved of such duplicative regulation, and neither future acquisitions of savings associations by bank holding companies nor mergers of savings associations into banks will any longer require application to and approval by the OTS. Acquisitions by well-capitalized and well managed bank holding companies of companies engaging in permissible nonbanking activities (other than savings associations) may now be made with only 12 days prior notice to the Federal Reserve, and de novo engagement in such activities by such bank holding companies may be commenced without prior notice and with only subsequent notice to the Federal Reserve. The same legislation also gave regulatory relief to banks in regard to corporate governance, branching, disclosure (under the Real Estate Settlement Procedures Act and the Truth in Lending Act) and other operational areas.

     The Federal Reserve also recently adopted regulations providing for a streamlined application process in connection with acquisitions of banks and bank holding companies by well-capitalized, well-managed bank holding companies. During 1996, changes were also made to the current system used to rate banks.

     Other legislative and regulatory proposals regarding changes in banking, and the regulation of banks, thrifts and other financial institutions and bank and bank holding company powers, are being considered by the executive branch of the Federal government, Congress and various state governments, including Georgia. Among other items under consideration are the possible combination of the BIF and SAIF, changes in or repeal of the Glass-Steagall Act which separates commercial banking from investment banking, and changes in the BHCA to broaden the powers of "financial services" companies to own and control depository institutions and engage in activities not closely related to banking. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. It cannot be predicted whether any of these proposals will be adopted, and, if adopted, how these proposals will affect the Company and the Bank.

                                    EXPERTS

     The consolidated financial statements of Summit Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and for each of the years in the three-year period ended December 31, 1996, have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

                                 LEGAL MATTERS

     The legality of the shares of Company Common Stock offered hereby will be passed upon for the Company by Alston & Bird LLP, Atlanta, Georgia.

                                INDEMNIFICATION

     The Georgia Business Corporation Code permits, under certain circumstances, the indemnification of officers, directors, employees and agents of a corporation with respect to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, to which such person was or is a party or is threatened to be made a party by reason of his action in such capacity for, or at the request of, such corporation. To the extent that such person is successful in defending any such suit, Georgia law provides that he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     The Company's Bylaws provide for the indemnification of the Company's directors, officers, employees and agents in accordance with the Georgia Business Corporation Code. Georgia law also provides that, with certain exceptions, the above rights will not be deemed exclusive of other rights of indemnification contained in any Bylaw, resolution or agreement approved by the holders of a majority of the stock. The Company's Bylaws provide that the Company may purchase and maintain insurance on behalf of directors, officers, employees and agents, as well as others serving at their request, against any liabilities asserted against such persons whether or not the Company would have the power to indemnify such persons against such liability under the Georgia Business Corporation Code. The Company has purchased and maintains such insurance.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

                         INDEX TO FINANCIAL STATEMENTS



                                                            Page



Independent Auditors' Report - KPMG Peat Marwick LLP        F-2
Consolidated Balance Sheets                                 F-3
Consolidated Statements of Income                           F-4
Consolidated Statements of Stockholders' Equity             F-5
Consolidated Statements of Cash Flows                       F-6
Notes to Consolidated Financial Statements                  F-7

                          INDEPENDENT AUDITORS' REPORT


The Board of Directors and Stockholders
Summit Bank Corporation:


We have audited the accompanying consolidated balance sheets of Summit Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Summit Bank Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with generally accepted accounting principles.


                                                       /s/ KPMG PEAT MARWICK LLP


Atlanta, Georgia
February 7, 1997

CONSOLIDATED BALANCE SHEETS
SUMMIT BANK CORPORATION AND SUBSIDIARIES

                                                                December 31,
(In thousands, except share and per share amounts)            1996       1995
--------------------------------------------------------------------------------
Assets
------

Cash and due from banks (Note 6)                            $  7,443   $  7,220
Federal funds sold                                            15,900      3,525
Interest-bearing deposits in other banks                          74         60
Investment securities available for sale (Note 2)             37,903     32,110
Other investments (Note 3)                                       681        592
Loans, net of unearned income of $1,358 and $1,179 in 1996
 and 1995, respectively                                       82,778     76,695
Loans held for sale                                            3,030      1,482
Less: allowance for loan losses                               (1,931)    (1,686)
-------------------------------------------------------------------------------
 Net loans (Note 4)                                           83,877     76,491
-------------------------------------------------------------------------------
Premises and equipment, net (Notes 5 and 9)                    4,574      2,932
Customers' acceptance liability                                1,184      1,907
Deferred income taxes (Note 10)                                  392        205
Other assets                                                   2,220      5,034
-------------------------------------------------------------------------------
Total assets                                                $154,248   $130,076
===============================================================================
Liabilities and stockholders' equity
------------------------------------
Liabilities:
Deposits:
 Noninterest-bearing demand                                 $ 27,381   $ 23,090
 Interest-bearing:
  Demand                                                      39,487     30,183
  Savings                                                      6,288      7,734
  Time, $100,000 and over (Note 7)                            23,109     22,766
  Other time (Note 7)                                         36,634     26,043
-------------------------------------------------------------------------------
 Total deposits                                              132,899    109,816
-------------------------------------------------------------------------------
Acceptances outstanding                                        1,184      1,907
Obligation under capital lease (Note 9)                          118        152
Other borrowed funds (Note 8)                                  1,657         --
Other liabilities                                              1,454      2,788
-------------------------------------------------------------------------------
 Total liabilities                                           137,312    114,663
-------------------------------------------------------------------------------
Stockholders' equity (Notes 12, 13 and 14):
Common stock, $0.01 par value; 100,000,000 shares
 authorized; 1,407,688 shares issued and outstanding              14         14
Additional paid-in capital                                    12,123     12,123
Net unrealized holding gains on investment securities
 available for sale, net of income taxes                          89        337
Retained earnings                                              4,710      2,939
-------------------------------------------------------------------------------
 Total stockholders' equity                                   16,936     15,413
-------------------------------------------------------------------------------
Commitments and contingencies (Note 11)
 Total liabilities and stockholders' equity                 $154,248   $130,076
===============================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
SUMMIT BANK CORPORATION AND SUBSIDIARIES

                                                                  For the years ended December 31,
(In thousands, except share and per share amounts)                 1996         1995         1994
---------------------------------------------------------------------------------------------------

Interest income:
 Loans, including fees                                            $   8,615   $   7,704    $   6,995
 Interest-bearing deposits in other banks                                 4           3            2
 Federal funds sold                                                     228         294          152
 Investment securities-taxable                                          658         946          561
 Investment securities - tax-exempt                                      --          --           12
 Mortgage-backed securities                                           1,851       1,154          433
----------------------------------------------------------------------------------------------------
  Total interest income                                              11,356      10,101        8,155
----------------------------------------------------------------------------------------------------
Interest expense:
 Time deposits, $100,000 and over                                     1,365       1,016          692
 Other deposits                                                       3,083       3,034        2,084
 Short-term borrowings and obligation under capital lease                72          20           24
----------------------------------------------------------------------------------------------------
 Total interest expense                                               4,520       4,070        2,800
----------------------------------------------------------------------------------------------------
  Net interest income                                                 6,836       6,031        5,355
Provision for loan losses (Note 4)                                      404         397          430
----------------------------------------------------------------------------------------------------
 Net interest income after provision for loan losses                  6,432       5,634        4,925
-----------------------------------------------------------------------------------------------------
Non-interest income:
 Gains on sales of loans (Note 4)                                       581         713        1,024
 Fees for international banking services                              1,057       1,145          932
 SBA servicing fees                                                     462         438          390
 Overdraft and NSF charges                                              369         362          222
 Service charge income                                                  209         216          227
 Net gains/(losses) on sales of investment securities (Note 2)          126          (2)        (121)
 Other                                                                  557         439          376
----------------------------------------------------------------------------------------------------
 Total non-interest income                                            3,361       3,311        3,050
----------------------------------------------------------------------------------------------------
Non-interest expenses:
 Salaries and employee benefits (Note 13)                             3,356       3,046        2,672
 Equipment                                                              482         408          380
 Net occupancy                                                          476         452          403
 Other (Note 17)                                                      2,097       1,896        1,754
----------------------------------------------------------------------------------------------------
 Total non-interest expenses                                          6,411       5,802        5,209
----------------------------------------------------------------------------------------------------
 Income before income taxes                                           3,382       3,143        2,766
Income tax expense (Note 10)                                          1,174       1,042          838
----------------------------------------------------------------------------------------------------
 Net income                                                       $   2,208   $   2,101    $   1,928
====================================================================================================
Net income per common share and common share equivalents          $    1.38   $    1.33    $    1.37
====================================================================================================
Weighted-average common shares outstanding and
 common share equivalents                                         1,630,610   1,630,610    1,407,688
====================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
SUMMIT BANK CORPORATION AND SUBSIDIARIES

For the years ended December 31, 1996, 1995, and 1994


                                                                         Net Unrealized
                                                                         Holding Gains
                                                                          (Losses) on
                                                                           Investment       Retained
                                      Common Stock          Additional     Securities       Earnings
      (In thousands, except         -----------------        Paid-In       Available      (Accumulated
   share and per share amounts)     Shares     Amount        Capital        for Sale        Deficit)   Total
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993          1,407,688   $14          $12,123          $ --           $ (696)  $11,441
-------------------------------------------------------------------------------------------------------------
Net unrealized holding gains on
 investment securities available
 for sale upon adoption of SFAS
 No. 115, net of tax effect of $59     --        --             --             114               --       114
Change in unrealized holding
 gains (losses) on investment
 securities available for sale,
 net of tax effect                     --        --             --            (210)              --      (210)
Net income                             --        --             --              --            1,928     1,928
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994          1,407,688    14          12,123            (96)           1,232    13,273
-------------------------------------------------------------------------------------------------------------
Change in unrealized holding
 gains (losses) on investment
 securities available for sale,
 net of tax effect                     --        --             --             433               --       433
Cash dividend paid, $.28 per share     --        --             --              --             (394)     (394)
Net income                             --        --             --              --            2,101     2,101
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1995          1,407,688    14          12,123            337            2,939    15,413
-------------------------------------------------------------------------------------------------------------
Change in unrealized holding
 gains (losses) on investment
 securities available for sale,
 net of tax effect                     --        --             --            (248)              --      (248)
Cash dividend paid, $.31 per share     --        --             --              --             (437)     (437)
Net income                             --        --             --              --            2,208     2,208
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1996          1,407,688   $14         $12,123           $ 89           $4,710   $16,936
=============================================================================================================

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
SUMMIT BANK CORPORATION AND SUBSIDIARIES                                          For the years ended December 31,
---------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                     1996         1995            1994
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                                                        $  2,208     $  2,101      $ 1,928
Adjustments to reconcile net income to net cash provided by operating activities:
 Depreciation and amortization of leasehold improvements                               337          257          137
 Deferred tax (benefit) expense                                                        (37)         (39)         266
 Net amortization of premiums/discounts on investment securities                        54           91          249
 Amortization of negative goodwill                                                    (110)        (109)         (75)
 Provision for loan losses                                                             404          397          430
 Gains on sales of loans                                                              (581)        (713)        (929)
 Proceeds from sales of loans                                                        9,116        4,858       15,397
 Net (gains) losses on sales of investment securities                                 (126)           2          121
 Provision for losses on sales of other real estate                                    ---          ---           62
 Recovery of losses on other real estate                                               ---          ---          (11)
 Gains on sales of other real estate                                                   ---          ---          (77)
 Gain on sale of premises and equipment                                                ---           (3)         ---
 Changes in other assets and liabilities:
  Decrease (increase) in other assets                                                2,814          (67)        (154)
  (Decrease) increase in other liabilities                                          (1,224)         781         (201)
---------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                           12,855        7,556       17,143
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sales of investment securities available for sale                      6,745        1,991        7,920
Purchases of investment securities available for sale and other investments        (22,950)     (15,220)      (3,298)
Proceeds from maturities of investment securities available for sale                 5,350        8,560        1,250
Principal collections on investment securities available for sale                    4,647          398          ---
Purchases of investment securities held to maturity                                    ---      (19,401)      (9,143)
Proceeds from maturities of investment securities held to maturity                     ---        8,000          500
Principal collections on investment securities held to maturity                        ---        2,847        2,941
Proceeds from sales of other real estate                                               ---          ---        1,025
Loans made to customers, net of principal collected on loans                       (16,325)     (11,881)     (15,966)
Purchases of premises and equipment and leasehold improvements                      (1,979)        (689)      (1,374)
Proceeds from sale of premises and equipment                                           ---            3          ---
---------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                              (24,512)     (25,392)     (16,145)
---------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
Net increase in demand and savings deposits                                         12,149       11,383        2,605
Net increase (decrease) in time deposits                                            10,934        7,794         (342)
Principal payments for obligation under capital lease                                  (34)         (14)         ---
Net increase (decrease) in other borrowed funds                                      1,657          ---         (750)
Dividends paid                                                                        (437)        (394)         ---
---------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                           24,269       18,769        1,513
---------------------------------------------------------------------------------------------------------------------
Net increase in cash and cash equivalents                                           12,612          933        2,511
Cash and cash equivalents at beginning of year                                      10,805        9,872        7,361
---------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                          $ 23,417     $ 10,805      $ 9,872
---------------------------------------------------------------------------------------------------------------------
Supplemental disclosures of cash paid during the year:
 Interest, net of amounts capitalized                                             $  5,350     $  3,979      $ 2,943
 Income taxes                                                                        1,407        1,376          137
Supplemental schedule of noncash investing and financing activities:
 Investment securities transferred from held to maturity to available for sale         ---       22,059          ---
 Real estate acquired through foreclosure                                              ---          ---           28
 Real estate sold and financed by the Company                                          ---          ---          146
---------------------------------------------------------------------------------------------------------------------

See accompanying notes to consolidated financial statements.

                    SUMMIT BANK CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                       DECEMBER 31, 1996, 1995, AND 1994



1.  Summary of Significant Accounting Policies

(a) General

Summit Bank Corporation (the "Company") was organized on October 15, 1986 for the purpose of becoming a bank holding company. The Company was approved to become a bank holding company by the Federal Reserve Bank of Atlanta on September 11, 1987. On March 4, 1988, the Company acquired 100% of the stock of The Summit National Bank (the "Bank"). The organizers received final approval for the charter of the Bank from the Office of Comptroller of the Currency on March 10, 1988, and the Bank began operations on that date. On July 1, 1989, the Company incorporated as a wholly-owned subsidiary, The Summit Merchant Banking Corporation (the "Merchant Bank") with an initial investment of $250,000.

On January 21, 1991, the Company's Board of Directors approved a resolution deactivating the Merchant Bank effective January 31, 1991. If the economic environment should change and merchant banking opportunities arise, the Merchant Bank may be reactivated; until then, no further funding will be provided to this inactive subsidiary.

(b) Business

The Company provides a full range of banking services to individual and corporate customers through its subsidiary bank located in Atlanta, Georgia. The Company is subject to competition from other financial institutions. The Company is subject to the regulations of certain state and Federal agencies and undergoes periodic examinations by those regulatory authorities.

(c) Basis of Presentation

The consolidated financial statements include the accounts of Summit Bank Corporation and its subsidiaries, the Bank and the Merchant Bank, after elimination of all significant intercompany balances and transactions.

In preparing the consolidated financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of other real estate, management obtains independent appraisals for significant properties.

A substantial portion of the Company's loans are secured by real estate in the northeast metropolitan Atlanta area. Accordingly, the ultimate collectibility of a substantial portion of the Company's loan portfolio is susceptible to changes in the real estate market conditions of this market area.

(d) Cash and Cash Equivalents

For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, interest-bearing deposits in other banks with maturities less than 90 days, and federal funds sold. Federal funds are generally sold for one-day periods.

(e) Investment Securities

Investment securities at December 31, 1996 and 1995 consist of U.S. Treasury securities, obligations of U.S. Government agencies, mortgage-backed securities, and equity securities. The Company's investment securities are classified into three categories: trading securities, available for sale securities, or held to maturity securities.

Investment securities in the held to maturity category are stated at cost, adjusted for accretion of discounts and amortization of premiums, because management has the intention and ability to hold these securities to maturity. All other securities not included in the held to maturity category are classified as available for sale and are reported at fair value. Unrealized holding gains or losses, net of the related tax effect, on available for sale securities are excluded from income and are reported as a separate component of stockholders' equity until realized. The Company does not hold any trading securities nor does the Company engage in the trading or holding of financial derivatives.

Purchase premiums and discounts on investment securities are amortized and accreted to interest income using the level yield method on the outstanding principal balances. In establishing the accretion of discounts and amortization of premiums, the Company utilizes market based prepayment assumptions. Interest and dividend income are recognized when earned. Realized gains and losses for securities sold are included in income and are derived using the specific identification method for determining the costs of securities sold.

A decline in the fair value of any available for sale or held to maturity security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

(f) Loans

Loans are stated at the amount of unpaid principal, reduced by unearned income and the allowance for loan losses. Unearned income, primarily arising from discount basis installment loans and deferred gains on the sale of the Small Business Administration ("SBA") guaranteed portion of loans, is recognized as interest income over the terms of the loans by the interest method. Interest on loans is recorded by using the simple interest method on the daily balance of the principal amount outstanding.

Loans held for sale are stated at the lower of aggregate cost or market value with market determined on the basis of open purchase commitments from independent buyers. Gains or losses on disposition are recorded in other income, based on the net proceeds received and the recorded investment in the loan sold. For sales of the SBA guaranteed portion of loans, the basis in the portion of the loan sold is determined by allocating the loan carrying value to the portion sold and portion retained based on the relative fair values of the portion sold and portion retained. Such gains or losses are adjusted by the amount of any excess servicing fee receivables resulting from the transactions.

Accrual of interest on loans is discontinued either when reasonable doubt exists as to the full or timely collection of interest or principal or when a loan becomes contractually past due by 90 days or more with respect to interest or principal. When a loan is placed on non-accrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Loans are returned to accruing status only when they are brought fully current with respect to interest and principal and when, in the judgement of management, the loans are estimated to be fully collectible as to both principal and interest.

Loan fees, net of certain origination costs, are deferred and amortized over the lives of the underlying loans using a method which approximates a level yield.

In May 1993, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires impaired loans to be measured based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent, beginning in 1995. Loans that are determined to be impaired require a valuation allowance equivalent to the amount of the impairment. The valuation allowance is to be established by a charge to the provision for loan losses. In October 1994, the FASB issued SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," which amends the requirements of SFAS No. 114 regarding interest income recognition and related disclosure requirements. The Company adopted SFAS No. 114 and SFAS No. 118 prospectively on January 1, 1995. The initial adoption required no increase to the allowance for loan losses.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the note agreement. Cash receipts on impaired loans which are accruing interest are applied to principal and interest under the contractual terms of the loan agreement. Cash receipts on impaired loans for which the accrual of interest has been discontinued are applied to reduce the principal amount of such loans until the principal has been recovered and are recognized as interest income thereafter.

(g) Allowance For Loan Losses

The allowance for loan losses is established through provisions for loan losses charged to operations. Loans are charged against the allowance for loan losses when management believes that the collection of the principal is not probable. Subsequent recoveries are added to the allowance. The allowance is an amount that management believes will be adequate, determined through use of its allowance for loan losses methodology, to absorb possible losses on existing loans and commitments to extend credit. The allowance is established through consideration of such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, review of specific problem loans, the underlying value of the collateral, and current economic conditions that may affect the borrowers' ability to pay.

Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions, the financial condition of borrowers and other factors. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company's allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

(h) Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed on a straight-line basis over the estimated useful lives of the assets, which are from three to forty years. Leasehold improvements are amortized over the estimated useful lives of the improvements or the term of the related lease, including expected renewal periods for which there are renewal options, using the straight-line method.

(i) Other Real Estate

Other real estate, consisting of properties obtained through foreclosure proceedings or acceptance of a deed in lieu of foreclosure, is reported on an individual asset basis at the lower of cost (fair value at date of foreclosure) or fair value less disposal costs. Fair value is determined on the basis of current appraisals, comparable sales, and other estimates of value obtained principally from independent sources. When properties are acquired through foreclosure, any excess of the loan balance at the time of foreclosure over the fair value of the real estate held as collateral is recognized as a loss and charged to the allowance for loan losses. Subsequent write-downs are charged to a separate allowance for losses pertaining to other real estate, established through provisions for estimated losses on other real estate charged to operations. Based upon management's evaluation of the other real estate, additional expense is recorded when necessary in an amount sufficient to restore the allowance to an adequate level. Gains recognized on the disposition of the properties are recorded in non-interest income.

Costs of improvements to other real estate are capitalized, while costs associated with holding other real estate are charged to operations.

(j) Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(k) Loan Servicing Rights

The guaranteed portion of SBA loans originated are normally sold on a servicing retained basis. At the time of sale, an excess servicing fee receivable is recorded for the present value of the difference between the yield on the loans less a normal servicing fee and the yield paid to the investor over the estimated life of the loans. The excess servicing fees receivable, included in other assets, are amortized on a method which approximates a level yield over the estimated life of the serviced loans considering assumed prepayment patterns.

(l) Net Income Per Share

Net income per common share and common share equivalents is based on the weighted average number of shares outstanding during each period, including consideration of common stock equivalents, determined using the modified treasury stock method, derived from dilutive stock options and warrants.
During 1996 and 1995, such stock options and warrants are dilutive because the market price of the Company's common stock exceeds the exercise price of the stock options and warrants. During 1994, the market price of the Company's stock did not exceed the exercise price of the stock options and warrants, therefore, the stock options and warrants were antidilutive.

(m) Reclassifications

Certain 1995 and 1994 amounts have been reclassified for comparative purposes in order to conform the prior periods to the 1996 presentation. Such reclassifications had no impact on net income or stockholders' equity.

2.   Investment Securities

Investment securities available for sale at December 31, 1996 are summarized as follows:


                                                              Gross          Gross
                                                Amortized   Unrealized    Unrealized   Estimated
(In thousands)                                    Gains       Gains         Losses    Fair Value
------------------------------------------------------------------------------------------------
U.S. Treasury securities and Obligations of
 U.S. Government Agencies                        $10,382      $ 52            $ 12     $10,422
Other investments                                      3        --              --           3
Mortgage-backed securities                        27,376       233             131      27,478
----------------------------------------------------------------------------------------------
Total                                            $37,761      $285            $143     $37,903
==============================================================================================

Investment securities available for sale at December 31, 1995 are summarized as follows:


                                                                  Gross        Gross
                                                    Amortized   Unrealized   Unrealized  Estimated
(In thousands)                                        Gains       Gains        Losses    Fair Value
---------------------------------------------------------------------------------------------------
U.S. Treasury securities and Obligations of
 U.S. Government Agencies                            $ 5,599     $111           --       $ 5,710
Other investments                                          2       --           --             2
Mortgage-backed securities                            25,969      452           23        26,398
---------------------------------------------------------------------------------------------------
Total                                                $31,570     $563          $23       $32,110
===================================================================================================

The amortized costs and estimated fair values of investment securities at December 31, 1996, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.


-----------------------------------------------------------------
                                        Amortized  Estimated Fair
(In thousands)                            Cost         Value
-----------------------------------------------------------------
Due in one year or less                   $ 4,494     $ 4,507
Due after one year through five years       5,391       5,426
Due after five years through ten years        497         489
Due after ten years                             3           3
Mortgage-backed securities                 27,376      27,478
-----------------------------------------------------------------

Total                                     $37,761     $37,903
=================================================================

Proceeds from the sales of investment securities available for sale during 1996, 1995 and 1994, were $6,745,000, $1,991,000 and $7,920,000, respectively.
Gross gains of $170,000, $24,000 and $50,000 and gross losses of $44,000, $26,000, and $171,000 were realized on those sales in 1996, 1995, and 1994, respectively.

Investment securities with aggregate carrying amounts of approximately $12,833,000 and $5,604,000 at December 31, 1996 and 1995, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.

3. Other Investments

Other investments consist of Federal Home Loan Bank of Atlanta stock and Federal Reserve Bank of Atlanta stock. Investment in stock of the Federal Home Loan Bank of Atlanta is required for membership. Investment in stock of the Federal Reserve Bank of Atlanta is required for national banks. No ready market exists for either stock, and neither stock has a quoted market value. Accordingly, both Federal Home Loan Bank and Federal Reserve Bank stock are reported in the consolidated financial statements at cost.

4. Loans

Classifications of loans at December 31, 1996 and 1995 are as follows:

(In thousands)                             1996      1995
-----------------------------------------------------------
Commercial, financial, and agricultural  $22,769   $22,615
Real estate - construction                 1,704       269
Real estate - mortgage                    54,538    50,174
Installment loans to individuals           5,125     4,816
Less:  unearned income                    (1,358)   (1,179)
----------------------------------------------------------
 Loans, net of unearned income            82,778    76,695
Loans held for sale - SBA                  3,030     1,482
Less:  allowance for loan losses          (1,931)   (1,686)
----------------------------------------------------------
Net loans                                $83,877   $76,491
==========================================================

In 1990, the Bank entered into an agreement with a company in which a director of the Company is sole shareholder. The agreement governs the referral and presentation of completed SBA loan applications to the Bank by this company on behalf of certain prospective borrowers. The agreement includes certain conditions designed to safeguard the Bank from prospective losses, including the requirements that all referred loans be subjected to full review by a Bank loan committee and that any income derived by this company from an approved referred loan is subject to recourse by the Bank in the event of any loss within 24 months of such specific loan approval. There were no sales of loans generated under this agreement in 1996 or 1995. In 1994, the Bank sold into the secondary market $133,172 of loans generated under this agreement, and recognized $8,000 as gains on the sale of the loans. The Bank paid the referring company in 1994, $4,000 of the sales premiums as commissions in accordance with the agreement. In 1995, the Bank realized a loss of $59,349 for a loan generated under this agreement in 1992. No other losses from this arrangement have been realized or are anticipated by management.

In the ordinary course of business the Company extends loans to its directors, executive officers, and principal stockholders and their affiliates at terms and rates comparable to those prevailing at the time for comparable transactions with other customers. In the opinion of management, these loans do not involve more than the normal credit risk nor present other unfavorable features. The following is a summary of activity during 1996 with respect to such aggregate loans to these individuals and their associates:


(In thousands)
-------------------------------------
Balance at December 31, 1995   $ 856
New loans                        ---
Repayments                      (289)
------------------------------------

Balance at December 31, 1996   $ 567
====================================

Activity in the allowance for loan losses for the years ended December 31, 1996, 1995, and 1994 was as follows:


(In thousands)                        1996     1995      1994
-------------------------------------------------------------
Balance, beginning of year          $1,686   $1,603   $ 1,774
         Provision for loan losses     404      397       430
         Loans charged off            (312)    (896)   (1,131)
         Recoveries                    153      582       530
-------------------------------------------------------------
Balance, end of year                $1,931   $1,686   $ 1,603
=============================================================

Impaired loans and related amounts included in the allowance for loan losses at December 31, 1996 and 1995 are as follows:


                                                 1996                1995
(Amounts in thousands)                    BALANCE  ALLOWANCE  Balance  Allowance
--------------------------------------------------------------------------------
Impaired loans, with a related allowance   $1,385    $398     $1,233      $363
Impaired loans, without allowance             149      --        111        --

The allowance for impaired loans was primarily determined based on the fair value of the respective loans' collateral. The average recorded investment in impaired loans for the years ended December 31, 1996 and 1995 was $1,309,000 and $1,079,000, respectively. Interest income recognized on impaired loans for the years ended December 31, 1996 and 1995, was approximately $161,000 and $93,000, respectively.

Non-accrual loans amounted to approximately $922,000 and $111,000 at December 31, 1996 and 1995, respectively. Interest income on non-accrual loans, at December 31, 1996 and 1995, which would have been reported on an accrual basis in 1996 and 1995, amounted to approximately $29,900 and $8,200, respectively. During 1996 and 1995, no interest income was recognized on non-accrual loans outstanding at December 31, 1996 and 1995.

At December 31, 1996, 1995, and 1994, the Company was servicing loans for others with aggregate principal balances of approximately $62,280,000, $49,190,000 and $47,214,000, respectively.

5.   Premises and Equipment

Premises and equipment at December 31, 1996 and 1995 consisted of the following:


------------------------------------------------------------------
(In thousands)                                       1996    1995
------------------------------------------------------------------
Land                                              $   985   $ 685
Building                                            2,720   1,474
Furniture and equipment under capital lease           183     183
Other furniture and equipment                       1,458   1,053
Leasehold Improvements                                494     466
-----------------------------------------------------------------
                                                    5,840   3,861
Less:  accumulated depreciation and amortization   (1,266)   (929)
-----------------------------------------------------------------

Premises and equipment, net                       $ 4,574   2,932
==================================================================

6.   Reserve Requirements

At December 31, 1996 and 1995, the Federal Reserve Bank required that the Bank maintain an average reserve balance of $789,000 and $628,000, respectively.

7.   Time Deposits

A summary of time deposits by maturity as of December 31, 1996 follows:


(In thousands)
--------------------------------------------
Months to Maturity:
One year or less                     $48,129
Over one year through two years        9,636
Over two years through three years       796
Over three years through four years      493
Over four years through five years       608
Over five years                           81
--------------------------------------------
Total                                $59,743
============================================

8.   Other Borrowed Funds

The Bank has available under a line of credit with the Federal Home Loan Bank of Atlanta approximately $16,000,000. At December 31, 1996 the Bank had drawn and outstanding $1 million under this credit line. Such outstanding amount bore interest at 5.18% and matured on February 7, 1997.

Other borrowed funds at December 31, 1996, includes retail repurchase agreements totaling $657,000. Retail repurchase agreements principally represent overnight borrowings from commercial customers. The weighted average interest rate on these repurchase agreements was 4.00% on December 31, 1996. The repurchase agreements are collateralized by U.S. Treasury securities with an aggregate carrying value of $685,205.

9.   Obligation Under Capital Lease

On December 30, 1994, the Company obtained approximately $166,000 of furniture and equipment under a capital lease agreement. An additional $17,000 of furniture and equipment were acquired under a capital lease agreement in January 1995. The obligation under the capital lease represents the present value of the net future minimum payments. The leases expire in 2000 but provide for $6,500 in quarterly rental payments for one additional year at the Company's option.

Future minimum capital lease payments as of December 31, 1996 are:


----------------------------------------------------
(In thousands)
Year Ending December 31,
----------------------------------------------------
1997                                           $ 49
1998                                             49
1999                                             49
2000                                              1
----------------------------------------------------
Total minimum lease payments                    148
Less:  amount representing interest at 10.5%    (30)
---------------------------------------------------
Present value of net minimum lease payments    $118
===================================================

10.  Income Taxes

Income tax expense (benefit) attributable to income from continuing operations for the years ended December 31, 1996, 1995 and 1994 consists of:



(In thousands)                    1996     1995    1994
-------------------------------------------------------
Federal - current                $1,092   $1,032   $572
State - current                     119       49     --
Federal - deferred                  (31)     (39)   266
State-deferred                       (6)      --     --
-------------------------------------------------------
Total                            $1,174   $1,042   $838
-------------------------------------------------------

Income tax expense (benefit) attributable to income from continuing operations for the years ended December 31, 1996, 1995, and 1994 differed from the amount computed by applying the U.S. Federal income tax rate of 34% to income before income taxes as follows:




-----------------------------------------------------------------------------------
(In thousands)                                               1996     1995    1994
-----------------------------------------------------------------------------------
Computed "expected" income tax expense                     $1,150   $1,069   $ 941
Increase (decrease) resulting from:
  Utilization of Federal net operating loss carryforwards      --       (4)     --
  State income taxes, net of Federal tax benefit               75       33      --
  Change in the beginning-of-the-year balance
   of the valuation allowance for deferred tax assets
   allocated to income tax expense                             --     (104)    (79)
  Amortization of negative goodwill                           (37)     (37)    (26)
  Meals and entertainment expenses                             13        3       2
  Other                                                       (27)      82      --
-----------------------------------------------------------------------------------
Total                                                      $1,174   $1,042   $ 838
===================================================================================


The tax effects of temporary differences that give rise to significant portions of deferred tax assets and liabilities at December 31, 1996 and 1995 are presented below:


(In thousands)
                                                                            1996     1995
------------------------------------------------------------------------------------------
Loans, principally due to allowance for loan losses                       $  328   $  206
Merger costs amortization                                                     25       37
Premises and equipment, principally due to differences in depreciation        35       28
Accrued liabilities                                                           --       74
Net Federal and State operating loss carryforwards                         2,435    2,441
Net unrealized holding gains on investment securities available for sale     (53)    (203)
------------------------------------------------------------------------------------------
Total deferred tax assets                                                  2,770    2,583
Less valuation allowance                                                  (2,378)  (2,378)
------------------------------------------------------------------------------------------
Deferred tax assets, net of valuation allowance                           $  392   $  205
==========================================================================================


There was no change in the valuation allowance during 1996. The net change in the valuation allowance during 1995 was a decrease of $104,000. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projection for future taxable income over the periods which the temporary differences resulting in the deferred tax assets are deductible, management believes it is more likely than not that the Company will realize the benefits of these deductible differences, net of the existing valuation allowance at December 31, 1996.

At December 31, 1996, the Company has net operating loss carryforwards for Federal and state income tax purposes of approximately $6,330,000 and $7,641,000, respectively, which are available to offset future Federal and state taxable income, subject to certain annual maximum limitations. The net operating loss carryforwards expire at various amounts through 2008.

11.  Commitments and Contingencies

In August 1995, the Company's Board of Directors entered into severance agreements with each of the four (4) executive officers of the Bank. The agreements basically provide that in the event of involuntary termination or a change in the executive's position or compensation resulting from a change in the control of the Company due to a merger, consolidation or reorganization, each executive would be entitled to receive an amount equal to 100% of the executive's base salary. The agreements also provide for awarding of certain ungranted long term stock option incentives to be allocated to the executives in the event of an involuntary termination. At December 31, 1996, there were 16,000 ungranted long-term stock options available to executives. These agreements are continuing three (3) year terms.

The Bank is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheets.

The Bank's exposure to credit loss in the event of nonperformance by the counterparty to the financial instrument for commitments to extend credit is represented by the contractual amount of these instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. The Bank does not anticipate any material losses as a result of these commitments and conditional obligations.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract.
Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being funded, the total commitment amounts do not necessarily represent future liquidity requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies, but may include accounts receivable, inventory, property, plant, and equipment, residential real estate, income producing properties, and cash on deposit. At December 31, 1996, the Bank had outstanding loan commitments totaling $12,483,000 primarily at floating rates of interest with terms of less than one year.

Standby and commercial letters of credit are conditional commitments issued by the Bank guaranteeing the performance of a customer to a third party. These guarantees are primarily issued to support public and private borrowing arrangements. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. The Bank holds collateral supporting these commitments, as deemed necessary. At December 31, 1996, commitments under standby and commercial letters of credit and guarantees aggregated $5,757,000.

The Company has several noncancelable operating leases, primarily for banking offices, that expire over the next five years. One of these leases contains rights to extend the Company's occupancy of the leased space twice, for one additional year each. Rental expense for operating leases (except those with lease terms of a month or less that were not renewed) during 1996, 1995, and 1994, was, $380,000, $451,000 and $460,000, respectively.

Future minimum lease payments under noncancelable operating leases (with initial or remaining lease terms in excess of one year) as of December 31, 1996 are:


----------------------------------
(In thousands)
Year ending December 31,
----------------------------------
1997                          $110
1998                            96
1999                            76
2000                            44
2001                             2
Thereafter                      --
----------------------------------

Total minimum lease payments  $328
==================================



The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's consolidated financial position, results of operations or liquidity.

12.  Stockholders' Equity

The organizers of the Company were issued warrants to purchase one share of common stock for each share purchased by them in connection with the initial public offering of the Company's common stock. Subject to certain limitations, these warrants are exercisable at any time through March 10, 1998, at a per share exercise price of $10. At December 31, 1996 warrants to purchase 463,235 shares at $10 per share were outstanding and exercisable. As of December 31, 1996, no warrants had been exercised.

The Company is authorized to issue up to 20,000,000 shares of special stock, with no par value. Liquidation preferences and other such items are subject to future determination by the board of directors. At December 31, 1996, no special stock had been issued.

13.  Employee Benefit Plans

The Company has a Key Employee Incentive Stock Option Plan (the "Plan"). The exercise price for incentive options issued under the Plan may not be less than the fair market value of the stock as of the date the option is granted. The period for the exercise of options shall not exceed ten years from the date of grant. The Company has reserved 150,000 shares of common stock for the Plan. As of December 31, 1996, no options have been exercised. The following is a summary of the options outstanding at December 31, 1996:



--------------------------------------------------------------------
                                                      Option Price
                                            Shares     Per Share
--------------------------------------------------------------------
Options outstanding at
    December 31, 1993                        38,425      $10.00
Granted                                       4,000       10.00
--------------------------------------------------------------------
Options outstanding at
    December 31, 1994                        42,425       10.00
Expired                                      (1,200)      10.00
--------------------------------------------------------------------
Options outstanding at
    December 31, 1995                        41,225       10.00
--------------------------------------------------------------------
Options outstanding at
    December 31, 1996                        41,225      $10.00
=====================================================================


The Company has a savings plan (the "Savings Plan") administered under the provisions of the Internal Revenue Code Section 401(k). During 1996, 1995, and 1994, the Company and Bank made contributions totaling $33,354, $33,438, and $4,215, respectively, to the Savings Plan.

14. Regulatory Matters

The Company and the Bank are subject to various regulatory capital requirements administered by federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory -- and possibly additional discretionary -- actions by regulators that, if undertaken, could have a direct material effect on the consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Qualitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 1996, that the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 1996, the most recent notification from the Office of the Comptroller of the Currency categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed the Bank's capital category.

The Company's actual capital amounts and ratios are also presented in the table below:





----------------------------------------------------------------------------------------------
                                                  Minimum for   Minimum to be well capitalized
                                                    capital     under prompt corrective action
   (Dollars in thousands)         Actual       adequacy purposes          provisions
----------------------------------------------------------------------------------------------
                              Amount   Ratio   Amount      Ratio      Amount      Ratio
                              ------   -----   ------      -----      ------      -----
AS OF DECEMBER 31, 1996:
 Total capital - risk-based
 (to risk-weighted assets):
 Bank                         $15,146  15.5%   $7,838      >8%       $9,798       >10%
                                                           -                      -
 Consolidated                  17,323  17.3     8,016      >8%        N/A         N/A
 Tier 1 capital - risk-based                               -
 (to risk-weighted assets):
 Bank                          13,913  14.2     3,919      >4         5,879       >6
                                                           -                      -
 Consolidated                  16,062  16.0     4,008      >4         N/A         N/A
 Tier 1 capital - leverage                                 -
 (to average assets):
 Bank                          13,913  10.2     5,467      >4         6,833       >5
                                                           -                      -
 Consolidated                  16,062  11.6     5,552      >4         N/A         N/A
                                                           -
AS OF DECEMBER 31, 1995:
 Total capital - risk-based
 (to risk-weighted assets):
 Bank                          13,678  15.4     7,103      >8         8,878       >10
                                                           -                      -
 Consolidated                  15,696  17.3     7,271      >8         N/A         N/A
 Tier 1 capital - risk-based                               -
 (to risk-weighted assets):
 Bank                          12,568  14.2     3,551      >4         5,327       >6
                                                           -                      -
 Consolidated                  14,560  16.0     3,635      >4         N/A         N/A
 Tier 1 capital - leverage                                 -
 (to average assets):
 Bank                          12,568  10.6     4,753      >4         5,944       >5
                                                           -                      -
 Consolidated                  14,560  12.0     4,836      >4         N/A         N/A
                                                           -

15.  Fair Values of Financial Instruments

SFAS No. 107, "Disclosures about Fair Value of Financial Instruments," requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques.
Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. In that regard, the derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions would significantly affect the estimates. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements.

Fair value estimates are based on existing on- and off-balance-sheet financial instruments and other recorded assets and liabilities without attempting to estimate the value of anticipated future business. In addition, tax ramifications related to the realization of unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in any of the estimates. Accordingly, the aggregate fair value amounts presented do not represent the underlying value of the Company.

The following methods and assumptions were used by the Company in estimating its fair value disclosures for financial instruments and certain other assets and liabilities:

CASH AND DUE FROM BANKS: The carrying amounts of cash and due from banks approximate those assets' fair values.

FEDERAL FUNDS SOLD: The carrying amounts of federal funds sold approximate their fair value.

INTEREST-BEARING DEPOSITS IN OTHER BANKS: The carrying amounts of interest-bearing deposits in other banks approximate their fair value.

INVESTMENT SECURITIES: Fair values for investment securities are based on quoted market prices, where available. If quoted market prices are not available, fair values are based on quoted market prices of comparable instruments.

OTHER INVESTMENTS: The carrying amounts of other investments approximate their fair value.

LOANS: For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. The fair values for all other loans are estimated based upon a discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

OFF-BALANCE-SHEET INSTRUMENTS: Fair values for the Company's off-balance-sheet instruments are based on a comparison with terms, including interest rate and commitment period, currently prevailing to enter into similar agreements, taking into account credit standings. The carrying and fair values of off-balance-sheet instruments at December 31, 1996 and 1995, were not material.


DEPOSITS: Fair values for fixed-rate time deposits are estimated using a discounted cash flow analysis that applies interest rates currently being offered on deposits of similar terms of maturity. The carrying amounts of all other deposits, due to their short-term nature, approximate their fair values.

OTHER BORROWED FUNDS: The carrying amounts of other borrowed funds, due to their short-term nature, approximate their fair values.

OBLIGATION UNDER CAPITAL LEASE: The carrying amount of the obligation under capital lease approximates its fair value.


The estimated fair value of the Company's financial instruments as of December 31, 1996 and 1995 are as follows:


-------------------------------------------------------------------------------------
                                           DECEMBER 31, 1996     December 31, 1995
                                          -------------------   -------------------
                                          CARRYING     FAIR     Carrying     Fair
(IN THOUSANDS)                              VALUE      VALUE      Value      Value
-------------------------------------------------------------------------------------
Assets:
Cash and due from banks                     $ 7,443    $ 7,443    $ 7,220    $ 7,220
Federal funds sold                           15,900     15,900      3,525      3,525
Interest-bearing deposits in other banks         74         74         60         60
Investment securities                        37,903     37,903     32,110     32,110
Other investments                               681        681        592        592
Loans, net                                   83,877     83,827     76,491     76,359

Liabilities:
Deposits:
 Noninterest-bearing                         27,381     27,381     23,090     23,090
 Interest-bearing demand and savings         45,775     45,775     37,917     37,917
 Time deposits                               59,743     60,028     48,809     48,895
Other borrowed funds                          1,657      1,657         --         --
Obligation under capital lease                  118        118        152        152

16. Condensed Financial Information of Summit Bank Corporation (Parent Company Only)

                                CONDENSED BALANCE SHEETS


                                                                            December 31,

(In thousands, except share and per share amounts)                       1996              1995
------------------------------------------------------------------------------------------------
Assets
------

Cash and due from Bank                                                  $    59          $   345
Investment in the Bank, at equity                                        14,787           13,422
Premises and equipment, net                                               2,142            2,089
Other assets                                                                 --               10
------------------------------------------------------------------------------------------------
Total assets                                                            $16,988          $15,866
================================================================================================
Liabilities and Stockholders' Equity
------------------------------------

Other liabilities                                                       $    52          $   453
Stockholders' equity:
Common stock, $0.01 par value; 100,000,000 shares
 authorized; 1,407,688 shares issued and outstanding                         14               14
Additional paid-in capital                                               12,123           12,123
Net unrealized holding gains on
 investment securities available for sale, net of income taxes               89              337

Retained earnings                                                         4,710            2,939
------------------------------------------------------------------------------------------------
Total stockholders' equity                                               16,936           15,413
------------------------------------------------------------------------------------------------
Total liabilities and stockholders' equity                              $16,988          $15,866
================================================================================================

                        CONDENSED STATEMENTS OF INCOME



                                       For the years ended December 31,

(In thousands)                                1996    1995    1994
---------------------------------------------------------------------
Income:
  Interest on loans                         $   --  $   --  $   31
  Dividend income received from Bank           675     300     400
---------------------------------------------------------------------
Total income                                   675     300     431

Operating expenses                             122     112      44
---------------------------------------------------------------------
Income before taxes and equity in
  undistributed net income of Bank             553     188     387
Income tax benefit                              42      --      --
---------------------------------------------------------------------
Income before equity in undistributed net
  income of Bank                               595     188     387
Equity in undistributed net income of Bank   1,613   1,913   1,541
---------------------------------------------------------------------

Net income                                  $2,208  $2,101  $1,928
=====================================================================

           CONDENSED STATEMENTS OF CASH FLOWS (PARENT COMPANY ONLY)



                                                    For the years ended December 31,
(In thousands)                                             1996     1995     1994
----------------------------------------------------------------------------------

Cash flows from operating activities:

Net income                                              $ 2,208  $ 2,101  $ 1,928

Adjustments to reconcile net income to net
  cash provided by operating activities:
     Depreciation                                            58       37       10
     Equity in undistributed net income of Bank          (1,613)  (1,913)  (1,541)
     Decrease (increase) in other assets                     10      146      (93)
     (Decrease) increase in other liabilities              (401)     372       77

  Net cash provided by operating activities                 262      743      381
----------------------------------------------------------------------------------
Cash flows from investing activities:

Dividend paid to shareholders                              (437)    (394)      --
Proceeds from sale of loans                                  --       --      827
Purchase of premises and equipment                         (111)    (198)  (1,090)
-----------------------------------------------------------------------------------
  Net cash used in investing activities                    (548)    (592)    (263)
-----------------------------------------------------------------------------------
Net (decrease) increase in cash and cash equivalents       (286)     151      118
Cash and cash equivalents at beginning of year              345      194       76
-----------------------------------------------------------------------------------
Cash and cash equivalents at end of year                $    59  $   345  $   194
==================================================================================
Supplemental disclosures of cash paid during the year:

  Interest                                              $    --  $    --  $    --

  Income taxes                                          $ 1,407  $ 1,376  $   137


The primary source of funds available to the Parent Company to pay shareholder dividends and other expenses is from the Bank. Bank regulatory authorities impose restrictions on the amounts of dividends that may be declared by the Bank. Further restrictions could result from a review by regulatory authorities of the Bank's capital adequacy. The amount of cash dividends available from the Bank for payment in 1997 is $3,526,000 plus 1997 net earnings of the Bank. At December 31, 1996, $11,261,000 of the Parent Company's investment in the Bank is restricted as to dividend payments from the Bank to the Parent Company.

17.  Supplemental Financial Data

Components of other non-interest expenses in excess of 1% of total interest and other income for any of the respective years are as follows:


----------------------------------------------------------
(In thousands)                            1996  1995  1994
----------------------------------------------------------
Data/item processing                      $332  $218  $110
Accounting, legal and other professional   315   286   318
Marketing and community relations          271   157   137
Other losses                               167   137   111
Postage and courier                        163   168   133
Office supplies                            157   130   136
Insurance                                   78   181   277

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the Company's estimated expenses in connection with the issuance and distribution of the Shares offered by this Registration Statement.


    Registration Fee                               $ 1,404.00
    Blue Sky Fees and Expenses                            -0-
    Printing and Engraving                           1,000.00
    Legal Fees and Expenses                         25,000.00
    Accountant's Fees and Expenses                   4,000.00
    Nasdaq National Market Additional Listing Fee         -0-
    Miscellaneous                                    2,200.00(1)
                                                    ------------
                                            TOTAL   33,604.00
                                                    ============

(1) Includes among other expenses, the cost of preparing an EDGAR document for electronic filing with the Commission and the costs of postage and handling to be incurred upon delivery of the prospectus to the Warrant Holders.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant's Bylaws provide indemnification as follows:

9.1 Indemnification of Directors. The corporation shall indemnify and hold harmless any person (an "Indemnified Person") who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of the corporation) by reason of the fact that he is or was a director of the corporation, against expenses (including, but not limited to, attorneys' fees and disbursements, court costs and expert witness fees), and against any judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding; provided, that no indemnification shall be made in respect of (a) expenses, judgments, fines and amounts paid in settlement attributable to (i) any appropriation, in violation of such person's duty to the corporation, of any business opportunity of the corporation, (ii) acts or omissions which involve intentional misconduct or a knowing violation of law,
(iii) liability under Section 14-2-832 of the Georgia Business Corporation Code, and (iv) any transaction from which such person received an improper personal benefit, or (b) any other judgments, fines and amounts paid in settlement to the extent that such amounts do not exceed liability limits, if any, set forth in the corporation's articles of incorporation. If at any time the Georgia Business Corporation Code shall have been amended to authorize the further indemnification against liability of a director, then each director of the Corporation shall be indemnified by the Corporation to the fullest extent permitted by the Code, as so amended, without further action by the shareholders, unless the provisions of the Code, as amended, require further action by the shareholders; provided that no indemnification shall be made in respect of any judgments, fines and amounts paid in settlement for which indemnification is authorized by the Code to the extent that such amounts do not exceed liability limits, if any, set forth in the Corporation's articles of incorporation.

9.2 Indemnification of Officers and Others. The Board of Directors shall have the power to cause the corporation to provide to officers, employees and agents of the corporation all or any part of the right to indemnification and other rights of the type provided under Sections 9.1, 9.5 and 9.10 of this Article Nine (subject to the conditions, limitations and obligations specified therein, but not subject however to the limitation imposed under clause (b) of Section
9.1 of this Article Nine), upon a resolution to that effect identifying such officers, employees or agents (by position or name) and specifying the particular rights provided, which may be different for each of the officers, employees and agents identified. Each officer, employee or agent of the corporation so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Nine.

9.3 Subsidiaries. The Board of Directors shall have the power to cause the corporation to provide to any director, officer, employee or agent of this corporation who also is a director, officer, trustee, general partner, employee or agent of a Subsidiary (as defined below), all or any part of the right to indemnification and other rights of the type provided under Sections 9.1, 9.5 and 9.10 of this Article Nine (subject to the conditions, limitations and obligations specified therein), with regard to amounts actually and reasonably incurred by such person by reason of the fact that he is or was a director, officer, trustee, general partner, employee or agent of the Subsidiary. The Board of Directors shall exercise such power, if at all, through a resolution identifying the person or persons to be indemnified (by position or name) and the Subsidiary (by name or other classification), and specifying the particular rights provided, which may be different for each of the directors, officers, employees and agents identified. Each person so identified shall be an "Indemnified Person" for purposes of the provisions of this Article Nine. An used in this Article Nine, "Subsidiary" shall mean (i) another corporation, joint venture, trust, partnership or unincorporated business association more than twenty percent (20%) of the voting capital stock or other voting equity interest of which was, at or after the time the circumstances giving rise to such action, suit or proceeding arose, owned, directly or indirectly, by the corporation, or (ii) a nonprofit corporation which receives its principal financial support from the corporation or its subsidiaries.

9.4 Determination. Notwithstanding any judgment, order, settlement, conviction or plea in any action, suit or proceeding of the kind referred to in Section
9.1 of this Article Nine, an Indemnified Parson shall be entitled to indemnification as provided in such Section 9.1 unless a determination that such Indemnified Person is not entitled to such indemnification (because of the applicability of clause (a) or (b) of such Section 9.1) shall be made (i) by the Board of Directors by a majority vote or consent of a quorum consisting of directors who are not seeking the benefits of such indemnification; or (ii) if such quorum is not obtainable, or, even if obtainable if a quorum of such disinterested directors so directs, in a written opinion by independent legal counsel (which counsel may be the outside legal counsel regularly employed or retained by the corporation); or (iii) if a quorum cannot be obtained under (i) above and in the absence of a written opinion by independent legal counsel, by majority vote or consent of a committee duly designated by the Board of Directors (in which designated interested directors may participate), consisting solely of one or more directors who are not seeking the benefit of such indemnification. Provided, however, that notwithstanding any determination pursuant to the preceding sentence, if such determination shall have been made at a time that the members of the Board of Directors, so serving when the events upon which such Indemnified Person's liability has been based occurred, no longer constitute a majority of the members of the Board of Directors, then such Indemnified Person shall nonetheless be entitled to indemnification as set forth in such Section 9.1 unless the Company shall carry the burden of proving, in an action before any court of competent jurisdiction, that such Indemnified Person is not entitled to indemnification because of the applicability of clause (a) or (b) of such Section 9.1.

9.5 Advances. Expenses (including, but not limited to, attorneys' fees and disbursements, court costs, and expert witness fees) incurred by the Indemnified Person in defending any action, suit or proceeding of the kind described in Section 9.1 hereof shall be paid by the corporation in advance of the final disposition of such action, suit or proceeding as set forth herein. The corporation shall promptly pay the amount of such expenses to the Indemnified Person, but in no event later than ten (10) days following the Indemnified Person's delivery to the corporation of a written request for an advance pursuant to this Section 9.5, together with a reasonable accounting of such expenses; provided, that the Indemnified Person shall undertake and agree to repay to the corporation any advances made pursuant to this Section 9.5 if it shall be determined pursuant to Section 9.4 that the Indemnified Person is not entitled to be indemnified by the corporation for such amounts. The corporation shall make the advances contemplated by this Section 9.5 regardless of the Indemnified Person's financial ability to make repayment. Any advances and undertakings to repay pursuant to this Section 9.5 shall be unsecured and interest-free.

9.6 Insurance. The corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, trustee, general partner, employee or agent of another corporation, nonprofit corporation, joint venture, trust, partnership, unincorporated business association or other enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the provisions of this Article Nine.

9.7 Notice. If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders or by an insurance carrier pursuant to insurance maintained by the corporation, the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three (3) months from the date of such payment, and in any event, within fifteen (15) months from the date of such payments send by first class mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amount paid and the nature and statue at the time of such payment of the litigation or threatened litigation.

9.8 Security. The corporation may designate certain of its assets as collateral, provide self-insurance or otherwise secure its obligations under this Article Nine, or under any indemnification agreement or plan of indemnification adopted and entered into in accordance with the provisions of this Article Nine, as the Board of Directors deems appropriate.

9.9 Amendment. Any amendment to this Article Nine which limits or otherwise adversely effects the right of indemnification or other rights of any Indemnified Person hereunder shall, as to such indemnified Person, apply only to claims, actions, suits or proceedings based on actions, events or omissions (collectively, "Post Amendment Events") occurring after such amendment and after delivery of notice of such amendment to the Indemnified Person so affected. Any indemnified Person shall, as to any claim, action, suit or proceeding based on actions, events or omissions occurring prior to the date of receipt of such notice, be entitled to the right of indemnification and other rights under this Article Nine to the same extent as had such provisions continued as part of the bylaws of the corporation without such amendment.
This Section 9.9 cannot be altered, amended or repealed in a manner effective as to any Indemnified Person (except as to Post Amendment Events) without the prior written consent of such Indemnified Person. The Board of Directors may not alter, amend or repeal any provision of this Article Nine in a manner that extends or enlarges the right of any person to indemnification or advancement of expenses hereunder, except with the approval of the holders of a majority of all the shares of capital stock of the corporation entitled to vote thereon at a meeting called for such purpose.

9.10 Agreements. The provisions of this Article Nine shall be deemed to constitute an agreement between the corporation and each person entitled to indemnification hereunder. In addition to the rights provided in this Article Nine, the corporation shall have the power, upon authorization by the Board of Directors, to enter into an agreement or agreements providing to any person who is or was a director, officer, employee or agent of the corporation indemnification rights substantially similar to those provided in this Article Nine.

9.11 Successors. For purposes of this Article Nine, the terms "the corporation" or "this corporation" shall include any corporation, joint venture, trust, partnership or unincorporated business association which is the successor to all or substantially all of the business or assets of this corporation, as a result of merger, consolidation, sale, liquidation or otherwise, and any such successor shall be liable to the person indemnified under this Article Nine on the same terms and conditions and to the some extent as this corporation.

9.12 Additional Indemnification. In addition to the specific indemnification rights set forth herein, the corporation shall indemnify each of its directors and officers to the full extent permitted by action of the Board of Directors without shareholder approval under the Georgia Business Corporation Code or other laws of the State of Georgia.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

   None.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES


     (a) Exhibits (See exhibit index immediately preceding the exhibits for the page number where each exhibit can be found)


EXHIBIT
NUMBER                          DESCRIPTION OF EXHIBITS
------                          -----------------------

  2 Agreement and plan of merger by and between the Summit National Bank and Vinings Bank & Trust, National Association, dated November 29, 1993
       (Incorporated by reference to Exhibit 2.1 to the Company's current report on Form 8-K, dated November 29, 1993)

 3.1   Amended and Restated Articles of Incorporation of Summit Bank Corporation
       (Incorporated by reference to Exhibit 3.2 of Summit Bank Corporation's
       Registration Statement on Form S-1, Amendment No.3 (Registration Number
       33-16366))

 3.2 Bylaws of Summit Bank Corporation, as amended (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987)

 4.1 The rights of security holders are defined in (i) Articles Five, Six, Nine, Ten, Eleven, Thirteen, Fourteen, and Sixteen of the Amended and
       Restated Articles of Incorporation of Summit Bank Corporation and (ii)
       Articles Two, Three, Eight, Ten, and Eleven of the amended Bylaws of
       Summit Bank Corporation, (Incorporated by reference to Exhibits 3.1 and
       3.2 respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 1994)

  5    Opinion of Alston & Bird LLP, including consent

10.1* Summit Bank Corporation 1987 Key Employee Incentive Stock Option Plan, as amended and restated as of February 28, 1989 (Incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

10.2   Form of Summit Bank Corporation Organizer's Warrant Agreement
       (Incorporated by reference to Exhibit 10.4 of Summit Bank Corporation's
       Registration Statement on Form S-1 (Registration Number 33-16366))

10.3   Lease Agreement dated December 3, 1993, between Baker Dennard Co.,
       Lessor, and Summit National Bank, Lessee (Incorporated by reference to
       Exhibit 10.4 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.4 SBA Guaranteed Loan Origination Agreement dated as of August 22, 1990, by and between The Summit National Bank and Government Loan Service
       Corporation, Inc. (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December
       31, 1991)


                                      II-4

10.5 Lease amendment, assignment, assumption and consent agreement by and between the Summit National Bank, Lessee; Vinings Bank & Trust, National Association; and Metropolitan Life Insurance Company, Lessor, dated December 31, 1993 and lease agreement, as amended, by and between Vinings Bank & Trust, N.A., Lessee and Paces West Associates, Lessor, dated April 23, 1987 (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.6 Lease agreement dated June 16, 1995, between ZML-Paces Limited Partnership, Lessor and Summit National Bank, Lessee (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.7* Change in Control Agreement dated August 25, 1995 by and between Pin Pin Chau, President of the Summit National Bank, and the Summit National Bank (Incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.8* Change in Control Agreement dated August 25, 1995 by and between David Yu, Chairman of the Summit National Bank, and the Summit National Bank (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.9* Change in Control Agreement dated August 25, 1995 by and between Alec Dudley, Executive Vice President of the Summit National Bank, and the Summit National Bank (Incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.9* Change in Control Agreement dated August 25, 1995 by and between Gary K. McClung, Executive Vice President of the Summit National Bank, and the Summit National Bank (Incorporated by reference to Exhibit 10.9 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.10 Agreement to purchase real estate dated December 18, 1995 between SBC Properties, L.L.C. (as agent for the Summit National Bank) and SunTrust Bank, Atlanta (Incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.11 Agreement to purchase real estate dated June 20, 1996 between The Summit National Bank and Nationsbank, NA (Incorporated by reference to Exhibit
       10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)

 11    Statement Regarding Computation of Per Share Earnings

 21    Subsidiaries of Summit Bank Corporation

23.1   Consent of Alston & Bird LLP (Included in Exhibit 5)

23.2   Consent of KPMG Peat Marwick LLP

 24 Powers of Attorney (Included in the signature pages on pages II-8 and II-9)

 27    Financial Data Schedule


---------------------------
* Denotes a management contract compensatory plan or arrangement.

     (b)  Financial Statement Schedules

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes hereto.

ITEM 17. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933, as amended;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing; any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change in such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has caused this Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Atlanta, State of Georgia, on the 25th day of April, 1997.


               Summit Bank Corporation




               By:/s/ Gary K. McClung
                 --------------------------------------------------
                 Name:      Gary K. McClung
                 Title:     Executive Vice President,
                            Chief Financial Officer and Secretary
                            (Principal Financial Officer and
                            Principal Accounting Officer)



     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gary K. McClung as true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and a Registration Statement filed under Rule 462(b) of the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all intents and purposes as he might or could in person, hereby ratifying and confirming all which said attorney-in-fact and agent or his substitute or substitutes, may lawfully do, or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has duly been signed by the following persons in the capacities and on the dates indicated.



SIGNATURE                 TITLE                                  DATE
---------                 -----                                  ----

/s/ David Yu              Director, President and Chief          April 25, 1997
------------------------  Executive Officer
David Yu

/s/ Pin Pin Chau          Director, Executive Vice President     April 23, 1997
------------------------
Pin Pin Chau

/s/ Gary K. McClung       Executive Vice President,              April 25, 1997
------------------------  Chief Financial Officer and Secretary
Gary K. McClung           (Principal Financial Officer and
                          Principal Accounting Officer)


/s/ P. Carl Unger, Ph.D.  Director, Chairman of the Board        April 23, 1997
------------------------
P. Carl Unger, Ph.D.


/s/ Jack N. Halpern       Director, Vice Chairman of             April 23, 1997
-----------------------   the Board
Jack N. Halpern

/s/ Aaron I. Alembik                   Director                April 23, 1997
---------------------------
Aaron I. Alembik

/s/ Gerald L. Allison                  Director                April 24, 1997
---------------------------
Gerald L. Allison

                                       Director
---------------------------
Bruno C. Bucari

/s/ Paul C.Y. Chu                      Director                April 23, 1997
---------------------------
Paul C.Y. Chu

/s/ Peter M. Cohen                     Director                April 23, 1997
---------------------------
Peter M. Cohen

/s/ Donald R. Harkleroad               Director                April 24, 1997
---------------------------
Donald R. Harkleroad

/s/ Daniel T. Huang                    Director                April 23, 1997
---------------------------
Daniel T. Huang

/s/ Shafik H. Ladha                    Director                April 23, 1997
---------------------------
Shafik H. Ladha

/s/ James S. Lai                       Director                April 23, 1997
---------------------------
James S. Lai

/s/ Sion Nyen (Francis) Lai            Director                April 24, 1997
---------------------------
Sion Nyen (Francis) Lai

/s/ Roger C. C. Lin                    Director                April 24, 1997
---------------------------
Roger C. C. Lin

                                       Director
---------------------------
Shih Chien (Raymond) Lo

/s/ Nack Paek                          Director                April 23, 1997
---------------------------
Nack Paek

/s/ Carl L. Patrick, Jr.               Director                April 23, 1997
---------------------------
Carl L. Patrick, Jr.

/s/ Cecil M. Phillips                  Director                April 24, 1997
---------------------------
Cecil M. Phillips

/s/ W. Clayton Sparrow, Jr.            Director                April 23, 1997
---------------------------
W. Clayton Sparrow, Jr.

/s/ Howard H.L. Tai                    Director                April 23, 1997
----------------------------
Howard H. L. Tai

                                 EXHIBIT INDEX

EXHIBIT
NUMBER                       DESCRIPTION OF EXHIBITS
-------                      ------------------------
  2    Agreement and plan of merger by and between the Summit National Bank and
       Vinings Bank & Trust, National Association, dated November 29, 1993
       (Incorporated by reference to Exhibit 2.1 to the Company's current report on Form 8-K, dated November 29, 1993)

 3.1   Amended and Restated Articles of Incorporation of Summit Bank Corporation
       (Incorporated by reference to Exhibit 3.2 of Summit Bank Corporation's
       Registration Statement on Form S-1, Amendment No.3 (Registration Number
       33-16366))

 3.2 Bylaws of Summit Bank Corporation, as amended (Incorporated by reference to Exhibit 3.2 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1987)

 4.1 The rights of security holders are defined in (i) Articles Five, Six, Nine, Ten, Eleven, Thirteen, Fourteen, and Sixteen of the Amended and
       Restated Articles of Incorporation of Summit Bank Corporation and (ii)
       Articles Two, Three, Eight, Ten, and Eleven of the amended Bylaws of
       Summit Bank Corporation, (Incorporated by reference to Exhibits 3.1 and
       3.2 respectively, to the Company's Annual Report on Form 10-K for the year ended December 31, 1994)

  5    Opinion of Alston & Bird LLP, including consent

10.1* Summit Bank Corporation 1987 Key Employee Incentive Stock Option Plan, as amended and restated as of February 28, 1989 (Incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1991)

10.2   Form of Summit Bank Corporation Organizer's Warrant Agreement
       (Incorporated by reference to Exhibit 10.4 of Summit Bank Corporation's
       Registration Statement on Form S-1 (Registration Number 33-16366))

10.3   Lease Agreement dated December 3, 1993, between Baker Dennard Co.,
       Lessor, and Summit National Bank, Lessee (Incorporated by reference to
       Exhibit 10.4 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.4 SBA Guaranteed Loan Origination Agreement dated as of August 22, 1990, by and between The Summit National Bank and Government Loan Service
       Corporation, Inc. (Incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K for the fiscal year ended December
       31, 1991)

10.5 Lease amendment, assignment, assumption and consent agreement by and between the Summit National Bank, Lessee; Vinings Bank & Trust, National
       Association; and Metropolitan Life Insurance Company, Lessor, dated
       December 31, 1993 and lease agreement, as amended, by and between Vinings
       Bank & Trust, N.A., Lessee and Paces West Associates, Lessor, dated April
       23, 1987 (Incorporated by reference to Exhibit 10.8 to the Company's
       Annual Report on Form 10-K for the fiscal year ended December 31, 1993)

10.6   Lease agreement dated June 16, 1995, between ZML-Paces Limited
       Partnership, Lessor and Summit National Bank, Lessee (Incorporated by reference to Exhibit 10.6 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.7*  Change in Control Agreement dated August 25, 1995 by and between Pin Pin
       Chau, President of the Summit National Bank, and the Summit National Bank
       (Incorporated by reference to Exhibit 10.7 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.8*  Change in Control Agreement dated August 25, 1995 by and between David
       Yu, Chairman of the Summit National Bank, and the Summit National Bank
       (Incorporated by reference to Exhibit 10.8 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995)

10.9*  Change in Control Agreement dated August 25, 1995 by and between Alec
       Dudley, Executive Vice President of the Summit National Bank, and the
       Summit National Bank (Incorporated by reference to Exhibit 10.9 to the
       Company's Annual Report on Form 10-K for the fiscal year ended December
       31, 1995)

10.9*  Change in Control Agreement dated August 25, 1995 by and between Gary K.
       McClung, Executive Vice President of the Summit National Bank, and the
       Summit National Bank (Incorporated by reference to Exhibit 10.9 to the
       Company's Annual Report on Form 10-K for the fiscal year ended December
       31, 1995)

10.10  Agreement to purchase real estate dated December 18, 1995 between SBC
       Properties, L.L.C. (as agent for the Summit National Bank) and SunTrust
       Bank, Atlanta (Incorporated by reference to Exhibit 10.10 to the Company's Annual Report on Form 10-K for the fiscal year ended December
       31, 1995)

10.11  Agreement to purchase real estate dated June 20, 1996 between The Summit
       National Bank and Nationsbank, NA (Incorporated by reference to Exhibit
       10.11 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996)

 11    Statement Regarding Computation of Per Share Earnings

 21    Subsidiaries of Summit Bank Corporation

23.1   Consent of Alston & Bird LLP (Included in Exhibit 5)

23.2   Consent of KPMG Peat Marwick LLP

 24 Powers of Attorney (Included in the signature pages on pages II-8 and II-9)

 27    Financial Data Schedule (for SEC use only)

------------------

* Denotes a management contract compensatory plan or arrangement.